UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ☒
Filed by a party other than the Registrant ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a-12

CRICUT, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒    No fee required.
☐    Fee paid previously with preliminary materials.
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

10855 South River Front Parkway,
South Jordan, Utah 84095
(385) 351-0633
April 15, 2022

Dear Fellow Stockholders:
We are pleased to invite you to attend the annual meeting of stockholders of Cricut, Inc., to be held virtually on Thursday, May 26, 2022, at 10:00 a.m., Mountain Time.
The annual meeting will be conducted virtually via live audio webcast. You will be able to attend the annual meeting virtually by visiting www.virtualshareholdermeeting.com/CRCT2022, where you will be able to listen to the meeting live, submit questions and vote online.
The attached formal meeting notice and proxy statement contain details of the business to be conducted at the annual meeting.
Your vote is important. Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the annual meeting. Therefore, we urge you to vote and submit your proxy promptly via the Internet, telephone or mail.
On behalf of our Board of Directors, we would like to express our appreciation for your continued support of and interest in Cricut.
Sincerely,
Ashish Arora
CEO

i

CRICUT, INC.
10855 South River Front Parkway
South Jordan, Utah 84095
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	10:00 a.m., Mountain Time, on Thursday, May 26, 2022
Place
The annual meeting will be conducted virtually via live audio webcast. You will be able to attend the annual meeting virtually by visiting
www.virtualshareholdermeeting.com/CRCT2022, where you will be able to listen to the meeting live, submit questions and vote online during the meeting.

Items of Business
•To elect seven directors to hold office until our next annual meeting of stockholders and until their respective successors are elected and qualified.
•To approve, on an advisory basis, the compensation of our named executive officers.
•To approve, on an advisory basis, the frequency of future stockholder advisory votes on the compensation of our named executive officers.
•To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022.
•To transact other business that may properly come before the annual meeting or any adjournments or postponements thereof.

Record Date	March 29, 2022 Only stockholders of record as of March 29, 2022 are entitled to notice of and to vote at the annual meeting.
Availability of Proxy Materials
The Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement, notice of annual meeting, form of proxy and our annual report, is first being sent or given on or about April 15, 2022 to all stockholders entitled to vote at the annual meeting.
The proxy materials and our annual report can be accessed as of April 15, 2022 by visiting www.proxyvote.com.

Voting	Your vote is important. Whether or not you plan to attend the annual meeting, we urge you to submit your proxy or voting instructions via the Internet, telephone or mail as soon as possible.
By order of the Board of Directors,
Ashish Arora
CEO
South Jordan, Utah
April 15, 2022
ii

CRICUT, INC.
PROXY STATEMENT
FOR 2022 ANNUAL MEETING OF STOCKHOLDERS
To be held at 10:00 a.m., Mountain Time, on Thursday, May 26, 2022
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING
Why am I receiving these materials?
This proxy statement and the form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2022 annual meeting of stockholders of Cricut, Inc., a Delaware corporation, and any postponements, adjournments or continuations thereof. The annual meeting will be held on Thursday, May 26, 2022 at 10:00 a.m., Mountain Time. The annual meeting will be conducted virtually via live audio webcast. You will be able to attend the annual meeting virtually by visiting www.virtualshareholdermeeting.com/CRCT2022, where you will be able to listen to the meeting live, submit questions and vote online during the meeting.
The Notice of Internet Availability of Proxy Materials, or Notice of Internet Availability, containing instructions on how to access this proxy statement, the accompanying notice of annual meeting and form of proxy, and our annual report, is first being sent or given on or about April 15, 2022 to all stockholders of record as of March 29, 2022. The proxy materials and our annual report can be accessed as of April 15, 2022 by visiting www.proxyvote.com. If you receive a Notice of Internet Availability, then you will not receive a printed copy of the proxy materials or our annual report in the mail unless you specifically request these materials. Instructions for requesting a printed copy of the proxy materials and our annual report are set forth in the Notice of Internet Availability.
What proposals will be voted on at the annual meeting?
The following proposals will be voted on at the annual meeting:
•the election of seven directors to hold office until our next annual meeting of stockholders and until their respective successors are elected and qualified;
•to approve, on an advisory basis, the compensation of our named executive officers;
•to approve, on an advisory basis, the frequency of future stockholder advisory votes on the compensation of our named executive officers; and
•the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022.
As of the date of this proxy statement, our management and board of directors were not aware of any other matters to be presented at the annual meeting.
How does the board of directors recommend that I vote on these proposals?
Our board of directors recommends that you vote your shares:
•“FOR” the election of each director nominee named in this proxy statement;
•“FOR” the approval, on an advisory basis, of the compensation of our named executive officers;

•to hold future stockholder advisory votes on the compensation of our named executive officers every “ONE YEAR”; and
•“FOR” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022.
Who is entitled to vote at the annual meeting?
Holders of our Class A and Class B common stock as of the close of business on March 29, 2022, the record date for the annual meeting, may vote at the annual meeting. As of the record date, there were 40,182,147 shares of our Class A common stock outstanding and 181,738,377 shares of our Class B common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock is entitled to one vote on each matter properly brought before the annual meeting and each share of Class B common stock is entitled to five votes on each matter properly brought before the annual meeting. Our Class A common stock and Class B common stock are collectively referred to in this proxy statement as our common stock.
Stockholders of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability was sent directly to you by us. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote on your own behalf at the annual meeting. Throughout this proxy statement, we refer to these holders as “stockholders of record.”
Street Name Stockholders. If your shares are held in a brokerage account or by a broker, bank or other nominee, then you are considered the beneficial owner of shares held in street name, and the Notice of Internet Availability was forwarded to you by your broker, bank or other nominee, which is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares held in your account by following the instructions that your broker, bank or other nominee sent to you. Throughout this proxy statement, we refer to these holders as “street name stockholders.”
Is there a list of registered stockholders entitled to vote at the annual meeting?
A list of registered stockholders entitled to vote at the annual meeting will be made available for examination by any stockholder for any purpose germane to the meeting for a period of at least ten days prior to the meeting between the hours of 9:00 a.m. and 4:30 p.m., Mountain Time, at our principal executive offices located at 10855 South River Front Parkway, South Jordan, Utah 84095 by contacting our corporate secretary. The list of registered stockholders entitled to vote at the annual meeting will also be available online during the annual meeting at www.virtualshareholdermeeting.com/CRCT2022, for those stockholders attending the annual meeting.
How many votes are needed for approval of each proposal?
•Proposal No. 1: Each director is elected by a plurality of the voting power of the shares present in person (including virtually) or represented by proxy at the annual meeting and entitled to vote on the election of directors. A plurality means that the nominees with the largest number of FOR votes are elected as directors. You may (1) vote FOR the election of each of the director nominees named herein or (2) WITHHOLD authority to vote for each such director nominee. Because the outcome of this proposal will be determined by a plurality vote, any shares not voted FOR a particular nominee, whether as a result of choosing to WITHHOLD authority to vote or a broker non-vote, will have no effect on the outcome of the election.
•Proposal No. 2: The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares cast. You may vote FOR or AGAINST this proposal, or you may indicate that you wish to ABSTAIN from voting on this proposal. Abstentions will be counted for purposes of determining the presence or absence of a quorum. However, abstentions are not considered votes cast for or against a proposal, and thus will have no effect on the outcome of the vote on this proposal. Broker non-votes will also be counted for purposes of determining the presence or absence of a quorum but will have no effect on the outcome of this proposal. Because this proposal is an advisory vote, the result will not be binding on our board of directors or our company. Our board of directors and our compensation committee will consider the outcome of the vote when determining named executive officer compensation.
•Proposal No. 3: For the approval, on an advisory basis, of the frequency of future stockholder votes on the compensation of our named executive officers, the choice of frequency that receives the most votes will be considered the preferred frequency of our stockholders. You may vote for a frequency of every ONE YEAR, TWO YEARS or THREE YEARS, or you may indicate that you wish to ABSTAIN from voting on this proposal. Abstentions will be counted for purposes of determining the presence or absence of a quorum but will have no effect on the outcome of this proposal. Broker non-votes will also be counted for purposes of determining the presence or absence of a quorum but will have no effect on the outcome of this proposal. Because this proposal is an advisory vote, the result will not be binding on our board of directors or our company. Our board of directors and our compensation committee will consider the outcome of the vote when determining how often we should submit to stockholders an advisory vote on the compensation of our named executive officers.
•Proposal No. 4: The ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022, requires the affirmative vote of a majority of the voting power of the shares cast. You may vote FOR or AGAINST this proposal, or you may indicate that you wish to ABSTAIN from voting on this proposal. Abstentions will be counted for purposes of determining the presence or absence of a quorum. However, abstentions are not considered votes cast for or against a proposal, and thus will have no effect on the outcome of the vote on this proposal. Because this is a routine proposal, we do not expect any broker non-votes on this proposal.
What is the quorum requirement for the annual meeting?
A quorum is the minimum number of shares required to be present or represented at the annual meeting for the meeting to be properly held under our amended and restated bylaws and Delaware law. The presence, in person (including virtually) or by proxy, of a majority of the voting power of our capital stock issued and outstanding and entitled to vote will constitute a quorum to transact business at the annual meeting. Abstentions, choosing to withhold authority to vote and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. If there is no quorum, the chairperson of the meeting may adjourn the meeting to another time or place.
How do I vote and what are the voting deadlines?
Stockholder of Record. If you are a stockholder of record, you may vote in one of the following ways:
•by Internet at www.proxyvote.com, 24 hours a day, 7 days a week, until 11:59 p.m., Eastern Time, on May 25, 2022 (have your Notice of Internet Availability or proxy card in hand when you visit the website);
•by toll-free telephone at 1-800-690-6903, 24 hours a day, 7 days a week, until 11:59 p.m., Eastern Time, on May 25, 2022 (have your Notice of Internet Availability or proxy card in hand when you call);
•by completing, signing and mailing your proxy card (if you received printed proxy materials), which must be received prior to the annual meeting; or
•by attending the annual meeting virtually by visiting www.virtualshareholdermeeting.com/CRCT2022, where you may vote during the meeting (have your Notice of Internet Availability or proxy card in hand when you visit the website).
Street Name Stockholders. If you are a street name stockholder, then you will receive voting instructions from your broker, bank or other nominee. The availability of Internet and telephone voting options will depend on the voting process of your broker, bank or other nominee. We therefore recommend that you follow the voting instructions in the materials you receive. If your voting instruction form or notice of internet availability of proxy materials indicates that you may vote your shares through the proxyvote.com website, then you may vote those shares at the annual meeting with the control number indicated on that voting instruction form or notice of internet availability of proxy materials. Otherwise, you may not vote your shares at the annual meeting unless you obtain a legal proxy from your broker, bank or other nominee.
What if I do not specify how my shares are to be voted or fail to provide timely directions to my broker, bank or other nominee?
Stockholder of Record. If you are a stockholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted:
•“FOR” the election of each director nominee named in this proxy statement;
•“FOR” the approval, on an advisory basis, of the compensation of our named executive officers;
•to hold future stockholder advisory votes on the compensation of our named executive officers every “ONE YEAR”; and
•“FOR” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022.
In addition, if any other matters are properly brought before the annual meeting, the persons named as proxies will be authorized to vote or otherwise act on those matters in accordance with their judgment.
Street Name Stockholders. Brokers, banks and other nominees holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker, bank or other nominee will have discretion to vote your shares on our sole routine matter: the proposal to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022. Your broker, bank or other nominee will not have discretion to vote on any other proposals, which are considered non-routine matters, absent direction from you. In the event that your broker, bank or other nominee votes your shares on our sole routine matter, but is not able to vote your shares on the non-routine matters, then those shares will be treated as broker non-votes with respect to the non-routine proposals. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your shares are counted on each of the proposals.
Can I change my vote or revoke my proxy?
Stockholder of Record. If you are a stockholder of record, you can change your vote or revoke your proxy before the annual meeting by:
•entering a new vote by Internet or telephone (subject to the applicable deadlines for each method as set forth above);
•completing and returning a later-dated proxy card, which must be received prior to the annual meeting;
•delivering a written notice of revocation to our corporate secretary at Cricut, Inc., 10855 South River Front Parkway, South Jordan, Utah 84095, Attention: Corporate Secretary, which must be received prior to the annual meeting; or
•attending and voting at the annual meeting (although attendance at the annual meeting will not, by itself, revoke a proxy).
Street Name Stockholders. If you are a street name stockholder, then your broker, bank or other nominee can provide you with instructions on how to change or revoke your proxy.

What do I need to do to attend the annual meeting?
We will be hosting the annual meeting via live audio webcast only.
Stockholder of Record. If you were a stockholder of record as of the record date, then you may attend the annual meeting virtually, and will be able to submit your questions during the meeting and vote your shares electronically during the meeting by visiting www.virtualshareholdermeeting.com/CRCT2022. To attend and participate in the annual meeting, you will need the control number included on your Notice of Internet Availability or proxy card. The annual meeting live audio webcast will begin promptly at 10:00 a.m., Mountain Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:45 a.m., Mountain Time, and you should allow ample time for the check-in procedures.
Street Name Stockholders. If you were a street name stockholder as of the record date and your voting instruction form or notice of internet availability of proxy materials indicates that you may vote your shares through the proxyvote.com website, then you may access and participate in the annual meeting with the control number indicated on that voting instruction form or notice of internet availability of proxy materials. Otherwise, street name stockholders should contact their bank, broker or other nominee and obtain a legal proxy in order to be able to attend and participate in the annual meeting.
How can I get help if I have trouble checking in or listening to the annual meeting online?
If you encounter difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting log-in page.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our board of directors. Ashish Arora, our Chief Executive Officer, and Don Olsen, our General Counsel and Corporate Secretary, have been designated as proxy holders for the annual meeting by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the annual meeting in accordance with the instructions of the stockholder. If the proxy is dated and signed, but no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors on the proposals as described above. If any other matters are properly brought before the annual meeting, then the proxy holders will use their own judgment to determine how to vote your shares. If the annual meeting is postponed or adjourned, then the proxy holders can vote your shares on the new meeting date, unless you have properly revoked your proxy, as described above.
Who will count the votes?
A representative of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspector of election.
How can I contact Cricut’s transfer agent?
You may contact our transfer agent, Computershare Trust Company, N.A., by telephone at (800) 942-5909, or by writing Computershare Trust Company, N.A., at 250 Royall Street, Canton, MA 02021. You may also access instructions with respect to certain stockholder matters (e.g., change of address) via the Internet at https://www-us.computershare.com/Investor/#Home.
How are proxies solicited for the annual meeting and who is paying for such solicitation?
Our board of directors is soliciting proxies for use at the annual meeting by means of the proxy materials. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communications or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation.
Where can I find the voting results of the annual meeting?
We will disclose voting results on a Current Report on Form 8-K that we will file with the U.S. Securities and Exchange Commission, or SEC, within four business days after the meeting. If final voting results are not available to us in time to file a Form 8-K, we will file a Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.
Why did I receive a Notice of Internet Availability instead of a full set of proxy materials?
In accordance with the rules of the SEC we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability instead of a paper copy of the proxy materials. The Notice of Internet Availability contains instructions on how to access our proxy materials on the Internet, how to vote on the proposals, how to request printed copies of the proxy materials and our annual report, and how to request to receive all future proxy materials in printed form by mail or electronically by e-mail. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce our costs and the environmental impact of our annual meetings.
What does it mean if I receive more than one Notice of Internet Availability or more than one set of printed proxy materials?
If you receive more than one Notice of Internet Availability or more than one set of printed proxy materials, then your shares may be registered in more than one name and/or are registered in different accounts. Please follow the voting instructions on each Notice of Internet Availability or each set of printed proxy materials, as applicable, to ensure that all of your shares are voted.
I share an address with another stockholder, and we received only one paper copy of the Notice of Internet Availability or proxy statement and annual report. How may I obtain an additional copy of the Notice of Internet Availability or proxy statement and annual report?
We have adopted a procedure approved by the SEC called “householding,” under which we can deliver a single copy of the Notice of Internet Availability and, if applicable, the proxy statement and annual report, to multiple stockholders who share the same address unless we receive contrary instructions from one or more stockholders. This procedure reduces our printing and mailing costs. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice of Internet Availability and, if applicable, the proxy statement and annual report, to any stockholder at a shared address to which we delivered a single copy of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s Notice of Internet Availability or proxy statement and annual report, as applicable, you may contact us as follows:
Cricut, Inc.
Attention: Investor Relations
10855 South River Front Parkway
South Jordan, Utah 84095
Tel: (385) 351-0633
Street name stockholders may contact their broker, bank or other nominee to request information about householding.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Composition of the Board
Our board of directors currently consists of seven directors, three of whom are independent under the listing standards of The Nasdaq Stock Market LLC, or Nasdaq. At each annual meeting of stockholders, directors will be elected for a one-year term and until their successors are duly elected and qualified.
The following table sets forth the names, ages as of April 1, 2022, and certain other information for each of our directors and director nominees:

Name	Age	Position(s)	Director Since*
Ashish Arora	54	Chief Executive Officer and Director	2012
Len Blackwell (1)	57	Director	2013
Steven Blasnik (2)	64	Director	2018
Russell Freeman	58	Director	2015
Jason Makler (2)	48	Director and Chair of the Board of Directors	2011
Melissa Reiff (1)	67	Director	2021
Billie Williamson (1)	69	Director	2020

*    Includes service on the board of managers of Cricut Holdings, LLC (Cricut Holdings) prior to the corporate reorganization that occurred in connection with our initial public offering in March 2021.
(1)    Member of audit committee
(2)     Member of compensation committee
Nominees for Director
Ashish Arora has served as our Chief Executive Officer and as the Chief Executive Officer of Cricut Holdings since February 2012. Mr. Arora has also served as a member of our board of directors since March 2021 and as a member of the board of managers of Cricut Holdings since February 2012. From July 2009 to February 2012, he served as the General Manager, Digital Home – Software Platforms and Products for Logitech International S.A., a global manufacturer of computer peripherals and other devices. Mr. Arora holds a B.S. in Electronics Engineering from Thapar Institute of Engineering and Technology and an M.B.A. from the University of Kansas Graduate School of Business.
We believe Mr. Arora is qualified to serve as a member of our board of directors because of his perspective and experience as our Chief Executive Officer and his extensive experience in business development and project management.
Jason Makler has served as our Chair since March 2021, as a member of the board of directors since March 2021 and as a member of the board of managers of Cricut Holdings since September 2011. Mr. Makler has served as a Corporate Analyst for Petrus Asset Management Company, a division of Petrus Trust Company, LTA, or its predecessors, since March 2002. Mr. Makler holds a B.B.A. in Accounting from the University of Texas at Austin and an M.B.A. from Yale University.
We believe Mr. Makler is qualified to serve as a member of our board of directors because of his perspective as a representative of our largest beneficial owner and his extensive financial background and expertise.
Len Blackwell has served as a member of the board of directors since March 2021 and as a member of the board of managers of Cricut Holdings since March 2013. Mr. Blackwell has served as Chairman of Paranet Solutions, a managed services and IT consulting firm, since February 2019. Mr. Blackwell previously served as Managing Director at Sorenson Capital, a private equity firm, from August 2006 to December 2019. Mr. Blackwell served as Chairman of RTC Aerospace, a manufacturer of precision flight-critical components, from August 2017 to January 2020, and served as a board member from October 2016 until February 2022. Mr. Blackwell served as a board member and subsequently as Chairman of International Development LLC, a lighting products company, from December 2011 until its sale in June 2017. Mr. Blackwell holds a B.A. in Economics from Duke University and is a Chartered Financial Analyst (CFA) charter holder.
We believe Mr. Blackwell is qualified to serve as a member of our board of directors because of his extensive leadership experience in multiple industries and his experience in the private equity industry.
Steven Blasnik has served as a member of the board of directors since March 2021 and as a member of the board of managers of Cricut Holdings since February 2018. Mr. Blasnik has served as a Director at the Petrus Trust Company, LTA since April 2008 and as Senior Advisor to Petrus Asset Management Company, the investment management division of Petrus Trust Company, LTA, since March 2019. Mr. Blasnik served as President of Petrus Asset Management Company from April 2008 to March 2019. Mr. Blasnik also served as a member of the board of directors of Perot Systems Corp. from September 1994 to November 2009. Mr. Blasnik holds a B.S.E. in Mechanical and Aerospace Engineering from Princeton University and a J.D. from Harvard Law School.
We believe Mr. Blasnik is qualified to serve as a member of our board of directors because of his perspective as a representative of our largest beneficial owner and his extensive financial background and expertise.
Russell Freeman has served as a member of the board of directors since March 2021 and as a member of the board of managers of Cricut Holdings since September 2015. Since January 2014, Mr. Freeman has served as the Chief Executive Officer of Hillwood Energy and its subsidiary, HKN Energy, for which he also serves as a board member. Mr. Freeman has served on the board of managers of GuideIT, LLC since February 2013. Mr. Freeman has also served as Vice Chairman for the Petrus Trust Company, LTA, since March 2010, and previously served as its Chief Financial Officer from April 2011 to April 2019. Mr. Freeman previously served as Chief Operating Officer of Perot Systems Corp. from August 2007 to November 2009, and Chief Financial Officer from August 2000 to August 2007. Mr. Freeman holds a B.B.A. in Accounting from Texas Tech University.
We believe Mr. Freeman is qualified to serve as a member of our board of directors because of his perspective as a representative of our largest beneficial owner and his extensive financial background and expertise.
Melissa Reiff has served as a member of the board of directors since March 2021 and as a member of the board of managers of Cricut Holdings since February 2021. Ms. Reiff served as Chairwoman of the board of directors of The Container Store Group, Inc., or TCS, the nation’s originator and leader of the storage and organization category of retail, from August 2019 until August 2021, as Chief Executive Officer from July 2016 until her retirement in February 2021, as President and Chief Operating Officer from March 2013 to June 2016 and as President from early 2006 to February 2013. Ms. Reiff joined TCS in 1995 as Vice President of Sales and Marketing, and assumed the role of Executive Vice President of Stores and Marketing in 2003. She has served on the boards of directors of TCS since August 2007 and Etsy, Inc. since April 2015, where she is also a member of the compensation committee. She is a member of the Dallas chapter of the American Marketing Association, International Women’s Foundation and C200. She also serves on the board of Southern Methodist University’s Cox School of Business Executive Board and is a sustaining member of the Junior League of Dallas. Ms. Reiff holds a B.S. in Political Science and Law from Southern Methodist University.
We believe Ms. Reiff is qualified to serve as a member of our board of directors because of her particular knowledge and experience in retail, marketing, merchandising, operations, communication and leadership, as well as her experience as a CEO and director of public companies.
Billie Williamson has served as a member of the board of directors since March 2021 and as a member of the board of managers of Cricut Holdings since August 2020. Ms. Williamson has over three decades of experience auditing public companies as an employee and partner of Ernst & Young LLP, a global accounting firm, where she served most recently as Senior Assurance Partner from March 1998 to December 2011. She also served as Ernst & Young’s Americas Inclusiveness Officer, a member of its Americas Executive Board, which functions as the Board of Directors for Ernst & Young dealing with strategic and operational matters, and a member of the Ernst & Young U.S. Executive Board responsible for partnership matters for the firm. Ms. Williamson currently serves as a member of the board of directors of Cushman & Wakefield plc since July 2018, and Pentair plc since May 2014. She previously served as a member of the board of directors of numerous public companies including Exelis, Inc., Annie’s Inc., Janus Capital Group Inc., from June 2015 to May 2017, CSRA, Inc. from November 2015 to May 2018, XL Group plc, Pharos Capital BDC, Inc. from January 2018 to March 2020, and Kraton Corporation from September 2018 to March 2021, as well as on the board of directors of a number of private company boards. She also serves on the board of Southern Methodist University’s Cox School of Business Executive Board. Ms. Williamson holds a B.B.A. in Accounting from the Southern Methodist University’s Cox School of Business.
We believe Ms. Williamson is qualified to serve as a member of our board of directors because of her extensive board service for both public and private companies and her financial knowledge and expertise.
Controlled Company
Petrus Trust Company, LTA, or Petrus, controls a majority of the voting power represented by our capital stock. As a result, we are a “controlled company” within the meaning of the corporate governance rules of Nasdaq. Under these corporate governance rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including requirements that:

•a majority of our board of directors consist of “independent directors” as defined under Nasdaq listing rules;
•our board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee purpose and responsibilities; and
•our director nominations be made, or recommended to the full board of directors, by our independent directors or by a nominations committee that is composed entirely of independent directors and that we adopt a written charter or board resolution addressing the nominations process.

We have elected to rely on certain of the foregoing exemptions provided to controlled companies. Therefore, we do not have a majority of independent directors on our board of directors, an entirely independent compensation committee, or an entirely independent nominating function, and may not perform annual performance evaluations of the compensation committee unless and until such time as we are required to do so.
Director Independence
Our Class A common stock is listed on Nasdaq. Under Nasdaq listing rules, a director will only qualify as an independent director if, in the opinion of that listed company’s board of directors, the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Nasdaq listing rules applicable to audit committee members.
Our board of directors has undertaken a review of the independence of each of our directors. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that Mr. Len Blackwell, Ms. Melissa Reiff, and Ms. Billie Williamson, representing three of our seven directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under the listing standards of Nasdaq.

In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Related Person Transactions.”
There are no family relationships among any of our directors, director nominees or executive officers.
Board Leadership Structure
Our corporate governance framework provides our board flexibility to determine the appropriate leadership structure for the company, and whether the roles of chairperson and chief executive officer should be separated or combined. In making this determination, our board considers many factors, including the needs of the business, our board’s assessment of its leadership needs from time to time and the best interests of our stockholders. If the role of chairperson is filled by a director who does not qualify as an independent director, then our corporate governance guidelines provide that one of our independent directors may be appointed to serve as our lead independent director.
Our board believes that it is currently appropriate to separate the roles of chairperson and chief executive officer. The chief executive officer is responsible for day-to-day leadership, while our chairperson, along with our independent directors, ensures that our board’s time and attention is focused on providing independent oversight of management and matters critical to our company. The board believes that Mr. Makler’s deep knowledge of the company and industry, as well as strong leadership and governance experience, enable him to lead our board effectively.
Role of Board in Risk Oversight Process
One of the key functions of our board of directors is informed oversight of our risk management process. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure. Our executive officers are responsible for the day-to-day management of the material risks we face. Our board of directors administers its oversight function directly as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. For example, our Audit Committee is responsible for overseeing the management of risks associated with our financial reporting, accounting and auditing matters, and our compensation committee oversees the management of risks associated with our compensation policies and programs.
Board Committees
Our board of directors has established the following standing committees of the board: audit committee and compensation committee. The composition and responsibilities of each of the committees of our board of directors is described below.
Audit Committee
The current members of our audit committee are Len Blackwell, Melissa Reiff and Billie Williamson, with Ms. Williamson serving as Chairperson. Our board of directors has determined that each member of our audit committee meets the requirements for independence of audit committee members under the rules and regulations of the SEC and the listing standards of Nasdaq, and also meets the financial literacy requirements of the listing standards of Nasdaq. Our board of directors has determined that each of Mr. Blackwell, Ms. Reiff, and Ms. Williamson are audit committee financial experts within the meaning of Item 407(d) of Regulation S-K. Our audit committee is responsible for, among other things:
•selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•helping to ensure the independence of the independent registered public accounting firm;

•overseeing and evaluating the performance of the independent registered public accounting firm;
•discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing with management and the independent registered public accounting firm, our interim and year-end results of operations;
•reviewing our financial statements and our critical accounting policies and estimates;
•reviewing the adequacy and effectiveness of our internal controls;
•developing procedures for employees to submit concerns anonymously about questionable accounting, internal accounting controls or audit matters;
•reviewing our policies on risk assessment and risk management;
•reviewing and approving related party transactions; and
•approving or, as required, pre-approving, all audit and all permissible non-audit services to be performed by the independent registered public accounting firm.
Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. A copy of the charter of our audit committee is available on our website at https://investor.cricut.com/corporate-governance/governance-documents. During 2021, our audit committee held nine meetings.
Compensation Committee
The current members of our compensation committee are Steven Blasnik and Jason Makler, with Mr. Makler serving as Chairperson. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. Our compensation committee is responsible for, among other things:
•reviewing, approving and determining, or making recommendations to our board of directors, or the independent members of our board of directors, regarding the compensation of our executive officers;
•administering our equity compensation plans;
•reviewing, approving and making recommendations to our board of directors regarding incentive compensation plans and equity compensation plans;
•establishing and reviewing general policies relating to the compensation and benefits of our employees; and
•making recommendations regarding non-employee director compensation to our full board of directors.
Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. A copy of the charter of our compensation committee is available on our website at https://investor.cricut.com/corporate-governance/governance-documents. During 2021, our compensation committee held five meetings.
Attendance at Board and Stockholder Meetings
During our fiscal year ended December 31, 2021, our board of directors, including for this purpose the board of managers of Cricut Holdings, held six meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (1) the total number of meetings of the board of directors held during the period for which he or she has been a director and (2) the total number of meetings held by all committees on which he or she served during the periods that he or she served.

Our corporate governance guidelines state that each director is strongly encouraged to attend each annual meeting of stockholders. This annual meeting will be our first annual meeting of our stockholders.
Executive Sessions of Non-Employee and Independent Directors
To encourage and enhance communication among non-employee directors, and as required under applicable Nasdaq rules, our corporate governance guidelines provide that the non-employee directors will meet in executive sessions without management directors or management present on a periodic basis. In addition, if any of our non-employee directors are not independent directors, then our independent directors will also meet in executive session on a periodic basis.
Compensation Committee Interlocks and Insider Participation
During 2021, the members of our compensation committee were Steven Blasnik and Jason Makler. None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.
Considerations in Evaluating Director Nominees
Our board of directors uses a variety of methods for identifying and evaluating potential director nominees. In its evaluation of director candidates, including the current directors eligible for re-election, our board of directors will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors and other director qualifications. While our board has not established minimum qualifications for board members, some of the factors that our board of directors considers in assessing director nominee qualifications include, without limitation, issues of character, integrity, judgment, corporate experience, diversity of experience, independence, area of expertise, length of service, potential conflicts of interest, and other commitments. Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that the board should be a diverse body, and considers a broad range of perspectives, backgrounds and experiences.
If our board of directors determines that an additional or replacement director is required, then the board may take such measures as it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, board or management.
After completing its review and evaluation of director candidates, our board of directors determines the selection of director candidates for nomination to our board.
Stockholder Recommendations and Nominations to our Board of Directors
Our board of directors will consider recommendations and nominations for candidates to our board of directors from stockholders in the same manner as candidates recommended to the board of directors from other sources, so long as such recommendations and nominations comply with our amended and restated certificate of incorporation and amended and restated bylaws, all applicable company policies and all applicable laws, rules and regulations, including those promulgated by the SEC. Our board of directors will evaluate such recommendations in accordance with its charter, our bylaws and corporate governance guidelines and the director nominee criteria described above.
A stockholder that wants to recommend a candidate to our board of directors should direct the recommendation in writing by letter to Cricut, Inc., 10855 South River Front Parkway, South Jordan, Utah 84095, Attention: General Counsel or Legal Department. Such recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and us and evidence of the recommending stockholder’s ownership of our capital stock. Such recommendation must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for membership on the board of directors. Our board of directors has discretion to decide which individuals to recommend for nomination as directors.
Under our amended and restated bylaws, stockholders may also directly nominate persons for our board of directors. Any nomination must comply with the requirements set forth in our amended and restated bylaws and the rules and regulations of the SEC and should be sent in writing to our corporate secretary at the address above. To be timely for our 2023 annual meeting of stockholders, nominations must be received by our corporate secretary observing the deadlines discussed below under “Other Matters—Stockholder Proposals or Director Nominations for 2023 Annual Meeting.”
Communications with the Board of Directors
Stockholders and other interested parties wishing to communicate directly with our non-management directors, may do so by writing and sending the correspondence to our General Counsel by mail to our principal executive offices at Cricut, Inc., 10855 South River Front Parkway, South Jordan, Utah 84095. Our General Counsel or Legal Department, in consultation with appropriate directors as necessary, will review all incoming communications (except for mass mailings, product complaints or inquiries, job inquiries, business solicitations and patently offensive or otherwise inappropriate material) and will route such communications to the appropriate director(s) or, if none is specified, then to the chairperson of the board. These policies and procedures do not apply to communications to non-management directors from our officers or directors who are stockholders or stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our board of directors has adopted corporate governance guidelines. These guidelines address, among other items, the qualifications and responsibilities of our directors and director candidates, the structure and composition of our board of directors and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our chief executive officer, chief financial officer and other executive and senior financial officers. The full text of our corporate governance guidelines and code of business conduct and ethics are available on our website at https://investor.cricut.com/corporate-governance/governance-documents. We will post amendments to our code of business conduct and ethics or any waivers of our code of business conduct and ethics for directors and executive officers on the same website.
Director Compensation
Outside Director Compensation Policy
In March 2021, we adopted, and our stockholders approved, an Outside Director Compensation Policy. Under the Outside Director Compensation Policy, each non-employee director will receive the cash and equity compensation for board services described below. Each non-employee director that is employed by Petrus or any of its affiliates has agreed to waive his or her right to receive any cash or equity compensation for services as a non-employee director for our 2021 and 2022 fiscal years. Mr. Blackwell has also agreed to waive his right to receive any cash or equity compensation for services as a non-employee director for our 2021 and 2022 fiscal years.
Cash Compensation
Our Outside Director Compensation Policy provides that all non-employee directors serving on the audit and compensation committees are entitled to receive the following cash compensation for their services on such committees:
•    $25,000 retainer per year for the chairman of the audit committee or $10,000 retainer per year for each other member of the audit committee; and

•    $20,000 retainer per year for the chairman of the compensation committee or $10,000 retainer per year for each other member of the compensation committee.
Each non-employee director who serves as the chair of a committee will receive only the additional annual fee as the chair of the committee and will not receive the additional annual fee as a member of the committee. All cash payments to non-employee directors will be paid quarterly in arrears on a prorated basis.
Equity Compensation
Each person who first becomes a non-employee director will receive, on the first trading date on or after the date on which the person first becomes a non-employee director, an initial award of RSUs covering a number of shares of our Class A common stock having a grant date fair value (determined in accordance with GAAP) equal to $450,000, rounded to the nearest whole share. Each initial award will vest as to 1/5th of the underlying shares on each of the first five anniversaries of the date the individual became a non-employee director, subject to continued service through each relevant vesting date. If the person was a member of our board of directors and also an employee, becoming a non-employee director due to termination of employment will not entitle the non-employee director to an initial award.
On the date of each of our annual stockholder meetings, each non-employee director who is continuing as a director following our annual stockholder meeting automatically will be granted an annual award of RSUs having a grant date fair value (determined in accordance with GAAP) of $125,000, rounded to the nearest whole share. Each annual award will vest as to 1/4th of the underlying shares on each of the first four quarterly vesting dates after the award’s grant date (except that the fourth quarterly vesting date of each annual award will occur no later than the day before the date of the annual stockholder meeting following the date the annual award was granted), subject to continued service through each relevant vesting date.
In the event of a change in control of our company, all equity awards granted to a non-employee director (including those granted pursuant to our Outside Director Compensation Policy) will fully vest and become immediately exercisable (if applicable) and, with respect to equity awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable award agreement or other written agreement between the non-employee director and us.
Reimbursements
Our Outside Director Compensation Policy also provides for the reimbursement of our non-employee directors for reasonable, customary and documented travel expenses to attend meetings of our board of directors and committees of our board of directors.
Annual Director Compensation Limit
In any fiscal year, no non-employee director may be paid, issued or granted cash compensation and equity awards with a total value greater than $850,000, with the value of an equity award based on its grant date fair value for purposes of this limit, which is the annual director limit. Any cash compensation paid or equity awards granted to a non-employee director while he or she was an employee or consultant (other than a non-employee director) will not count toward the annual director limit.
Minimum Stock Ownership
In addition, our Outside Director Compensation Policy includes minimum equity ownership guidelines that require each non-employee director to hold equity interests that cover at least 25,000 shares. Each non-employee director must satisfy this requirement by the second anniversary of the later of (i) the effective date of our initial public offering or (ii) the date such individual becomes a non-employee director, and subsequently must continue to meet the requirement at all times while the individual remains a non-employee directors.
For purposes of this requirement, a non-employee director’s equity interests means shares (including unvested shares and shares covered by any other equity awards (other than options), whether such equity awards are vested or unvested) that are (i) directly owned by the non-employee director or his or her immediate family members residing in the same household, (ii) beneficially owned by the non-employee director, but held in trust, limited partnerships, or similar entities for the sole benefit of the non-employee director or his or her immediate family members residing in the same household and (iii) held in retirement or deferred compensation accounts for the benefit of the non-employee director or his or her immediate family members residing in the same household.
Compensation for our non-employee directors is not limited to the equity awards and cash payments set forth in our Outside Director Compensation Policy. Our non-employee directors will remain eligible to receive equity awards and cash or other compensation outside of the Outside Director Compensation Policy, as may be provided from time to time at the discretion of our board of directors.
2021 Director Compensation
The following table sets forth information regarding the total compensation awarded to, earned by or paid to our non-employee directors for their service on our board of directors, for the fiscal year ended December 31, 2021. Directors who are also our employees receive no additional compensation for their service as directors. During 2021, CEO, Ashish Arora was an employee and executive officer of the company and therefore, did not receive compensation as a director. See “Executive Compensation” for additional information regarding Mr. Arora’s compensation.

Name	Fees Paid or Earned in Cash ($)	Stock Awards ($)(1)	Total ($)
Len Blackwell	—	—	—
Steven Blasnik	—	—	—
Russell Freeman	—	—	—
Jason Makler	—	—	—
Melissa Reiff	8,333	539,310	547,643
Billie Williamson	25,000	37,952	62,952
(1) Represents the aggregate grant-date fair value of incentive units granted to our directors during 2021 computed in accordance with FASB ASC Topic 718, rather than the amounts paid or realized by the directors. We provide information regarding the assumptions used to calculate the value of incentive units granted in Note 11 to our consolidated financial statements included in our annual report on Form 10-K filed on March 9, 2022.
The following table lists all outstanding equity awards held by non-employee directors as of December 31, 2021:

Name	Number of Shares Underlying Outstanding Stock Awards
Len Blackwell	—
Steven Blasnik	—
Russell Freeman	—
Jason Makler	—
Melissa Reiff	30,765
Billie Williamson	41,020

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our board of directors currently consists of seven directors. At the annual meeting, seven directors will be elected for a one-year term and until their respective successors are duly elected and qualified or until their earlier death, resignation or removal.
Nominees
Our board of directors has approved Jason Makler, Ashish Arora, Len Blackwell, Steven Blasnik, Russell Freeman, Melissa Reiff, and Billie Williamson as nominees for election as directors at the annual meeting. If elected, each of Messrs. Arora, Makler, Blackwell, Blasnik, and Freeman, and Mses. Reiff and Williamson, will serve as a director until the 2023 annual meeting of stockholders and until his or her respective successor is elected and qualified or until his or her earlier death, resignation or removal. For more information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”
Messrs. Arora, Makler, Blackwell, Blasnik, and Freeman, and Mses. Reiff and Williamson have agreed to serve as directors if elected, and management has no reason to believe that they will be unavailable to serve. In the event a nominee is unable or declines to serve as a director at the time of the annual meeting, proxies will be voted for any nominee designated by the present board of directors to fill the vacancy.
Vote Required
Each director is elected by a plurality of the voting power of the shares present in person (including virtually) or represented by proxy at the meeting and entitled to vote on the election of directors. Because the outcome of this proposal will be determined by a plurality vote, any shares not voted FOR a particular nominee, whether as a result of choosing to WITHHOLD authority to vote or a broker non-vote, will have no effect on the outcome of the election.
Board Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

PROPOSAL NO. 2
ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Pursuant to Section 14A of the Exchange Act, we are asking our stockholders to approve, on an advisory or non-binding basis, the compensation of our named executive officers as described in this proxy statement. This proposal, commonly referred to as the “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.
The say-on-pay vote is advisory, and therefore is not binding on us, our compensation committee or our board of directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which our compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our compensation committee value the opinions of our stockholders. To the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote and consider our stockholders’ concerns, and our compensation committee will evaluate whether any actions are necessary to address those concerns.
You are encouraged to review the section titled “Executive Compensation” and, in particular, the section titled “Executive Compensation—Compensation Discussion and Analysis” in this proxy statement, which provide a comprehensive review of our executive compensation program and its elements, objectives and rationale.
We are asking our stockholders to approve the compensation of our named executive officers as described in this proxy statement by voting for the following non-binding resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation discussion and analysis, the compensation tables and the narrative discussion.”
Vote Required
The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares cast. Abstentions and broker non-votes will have no effect on the outcome of the vote on this proposal.
As an advisory vote, the result of this proposal is non-binding. Although the vote is non-binding, our board of directors and our compensation committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.
Board Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3
ADVISORY VOTE ON THE FREQUENCY OF FUTURE STOCKHOLDER
ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Pursuant to Section 14A of the Exchange Act, we are asking our stockholders to provide their input with regard to the frequency of future stockholder advisory votes on our named executive compensation, such as the proposal contained in Proposal No. 2 of this proxy statement. In particular, we are asking our stockholders to indicate whether they would prefer an advisory vote on named executive officer compensation every one year, every two years or every three years.
After considering the benefits and consequences of each alternative, our board of directors recommends that the advisory vote on the compensation of our named executive officers be submitted to the stockholders every one year. In formulating its recommendation, our board of directors considered that compensation decisions are made annually and that an annual advisory vote on the compensation of our named executive officers will allow stockholders to provide more frequent and direct input on our compensation philosophy, policies and practices.
Vote Required
The choice of frequency, whether one year, two years or three years, that receives the most votes at the annual meeting will be considered to be the preferred frequency of our stockholders. Abstentions and broker non-votes will have no effect on this proposal.
As an advisory vote, the result of this proposal is non-binding. Although the vote is non-binding, our board of directors and our compensation committee value the opinions of our stockholders in this matter and, to the extent there is any significant vote in favor of one time period over another, will consider the outcome of this vote when making future decisions regarding the frequency of holding future say-on-pay votes.
Board Recommendation
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “ONE YEAR” AS THE FREQUENCY FOR FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL NO. 4
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed BDO USA, LLP as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending December 31, 2022. BDO USA, LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2021.
At the annual meeting, we are asking our stockholders to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022. Our audit committee is submitting the appointment of BDO USA, LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Notwithstanding the appointment of BDO USA, LLP, and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our company and our stockholders. If our stockholders do not ratify the appointment of BDO USA, LLP, then our audit committee may reconsider the appointment. One or more representatives of BDO USA, LLP are expected to be present at the annual meeting, and they will have an opportunity to make a statement and are expected to be available to respond to appropriate questions from our stockholders.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered to us by BDO USA, LLP for our fiscal years ended December 31, 2021 and 2020.

	2021	2020
Audit Fees(1)	$871,917	$1,227,312
Tax Fees(2)	$290,690	$228,048
Total Fees	$1,162,607	$1,455,360

(1)    Audit Fees consist of fees for professional services rendered in connection with the audit of our annual consolidated financial statements, the review of our quarterly condensed consolidated financial statements, and audit services that are normally provided by independent registered public accounting firms in connection with regulatory filings. This category also includes fees for professional services provided in connection with our initial public offering.
(2)    Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance.
Auditor Independence
In 2021, there were no other professional services provided by BDO USA, LLP, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of BDO USA, LLP.
Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our audit committee is required to pre-approve all services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the accounting firm’s independence. All services provided by BDO USA, LLP for our fiscal years ended December 31, 2021 and 2020 were pre-approved by our audit committee.

Vote Required
The ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022 requires the affirmative vote of a majority of the voting power of the shares cast. Abstentions will have no effect on the outcome of the vote on this proposal.
Board Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2022.

REPORT OF THE AUDIT COMMITTEE
The audit committee is a committee of the board of directors comprised solely of independent directors as required by Nasdaq listing rules and the rules and regulations of the SEC. The audit committee operates under a written charter adopted by the board of directors. This written charter is reviewed annually for changes, as appropriate. With respect to Cricut’s financial reporting process, Cricut’s management is responsible for (1) establishing and maintaining internal controls and (2) preparing Cricut’s consolidated financial statements. Cricut’s independent registered public accounting firm, BDO USA, LLP, is responsible for performing an independent audit of Cricut’s consolidated financial statements and the effectiveness of Cricut internal control over financial reporting. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare Cricut’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:
•reviewed and discussed the audited consolidated financial statements with management and BDO USA, LLP;
•discussed with BDO USA, LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, or PCAOB, and the SEC; and
•received the written disclosures and the letter from BDO USA, LLP required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with BDO USA, LLP its independence.
Based on the review and discussions noted above, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in Cricut’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.
Respectfully submitted by the members of the audit committee of the board of directors:
Billie Williamson “(Chair)”
Len Blackwell
Melissa Reiff

This audit committee report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by Cricut under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, except to the extent Cricut specifically requests that the information be treated as “soliciting material” or specifically incorporates it by reference.

EXECUTIVE OFFICERS
The following table sets forth certain information about our executive officers as of April 1, 2022.

Name	Age	Position
Ashish Arora	54	Chief Executive Officer and Director
Kimball Shill	58	Chief Financial Officer
Donald B. Olsen	47	Executive Vice President, General Counsel, and Secretary
Ashish Arora has served as our Chief Executive Officer and as the Chief Executive Officer of Cricut Holdings since February 2012. Mr. Arora has also served as a member of our board of directors since March 2021 and as a member of the board of managers of Cricut Holdings since February 2012. From July 2009 to February 2012, he served as the General Manager, Digital Home – Software Platforms and Products for Logitech International S.A., a global manufacturer of computer peripherals and other devices. Mr. Arora holds a B.S. in Electronics Engineering from Thapar Institute of Engineering and Technology and an M.B.A. from the University of Kansas Graduate School of Business.
Kimball Shill has served as our Chief Financial Officer since April 2022. Prior to that, Mr. Shill served as our Executive Vice President of Operations at Cricut from May 2019 until March 2021. Previously he served as Cricut’s Senior Vice President of Operations and Quality. From June 2015 through December 2018, Mr. Shill was Chief Executive Officer of Color by Amber, a private-equity backed jewelry company. Mr. Shill holds an MBA degree from The Wharton School, a JD degree from the University of Pennsylvania Law School, and a BA degree from Brigham Young University.
Donald B. Olsen has served in various positions with us since June 2007, most recently as our Executive Vice President, General Counsel and Secretary and as the Executive Vice President, General Counsel of Cricut Holdings since July 2016 and as Secretary of Cricut Holdings since June 2011. Mr. Olsen previously also served as our Head of Human Resources from July 2013 to November 2020. Mr. Olsen holds a B.A. in English from Brigham Young University and a J.D. from Brigham Young University’s J. Reuben Clark Law School.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) includes a detailed discussion of compensation for the following current and former executive officers during the fiscal year ended December 31, 2021, whom we refer to as our named executive officers:
•Ashish Arora        Chief Executive Officer (CEO)
•Martin F. Petersen    Former Chief Financial Officer(1)
•Donald B. Olsen    Executive Vice President, General Counsel and Corporate Secretary
•Gregory Rowberry    Former Executive Vice President, Sales(2)

(1) Mr. Petersen resigned from his position as Chief Financial Officer, effective March 31, 2022, and will retire as an employee effective September 30, 2022.
(2) Mr. Rowberry retired, effective December 31, 2021.
Executive Summary
At Cricut, our mission is to help people lead creative lives. We have designed and built a creativity platform that enables our engaged and loyal community of millions of users to turn ideas into professional-looking handmade goods. With our highly versatile connected machines, design apps and accessories and materials, our users create everything from personalized birthday cards, mugs and T-shirts to large-scale interior decorations and more. Our cloud-based software enables us to update the functionality and features of existing physical and digital products and to release new products that seamlessly integrate with our platform. This makes our platform broadly extensible and empowers our users to unlock ever-expanding creative potential.
Our approach to executive compensation is designed to promote this mission by placing an emphasis on short-term and long-term incentives that are linked to our performance.
About the Compensation Committee
The compensation committee consists of Jason Makler (Chairman) and Steven Blasnik, each of whom is a long-tenured executive managing investments for Petrus Asset Management Company, our majority beneficial owner. Although our formal governance structures were different prior to our 2021 initial public offering (“IPO”), Mr. Makler and Mr. Blasnik played similar roles in setting executive compensation prior to our IPO. Based on their history and decades of experience as investors in public and private businesses, they have strong views on the appropriate ways to compensate our leadership team (see “Compensation Philosophy” below). Unlike many public companies, we have not engaged, and have no current plans to engage, an outside compensation consultant for setting executive compensation. We historically have taken a highly customized approach to executive compensation that emphasizes achievement of key business objectives, and places less of an emphasis on market data or norms. This approach has served us well by aligning the interests of our pre-IPO owners and our executives, and we intend to continue with a similar approach to executive compensation as a public company for the foreseeable future.

Compensation Philosophy
Our general compensation philosophy is to provide programs to attract, retain and motivate key employees who are critical to our long-term success and to tie a significant portion of their compensation to delivering business results. In addition, we seek to maximize alignment of incentives, and divide the business’ economic output, between employees and our stockholders. Our executive compensation program is designed with a mix of short-term and long-term components, and cash and equity elements in proportions that we believe provide appropriate incentives to retain and motivate our senior executives and management team and help to achieve success in our business and to share that success fairly with our management team.
We endeavor to maintain compensation policies and practices that are consistent with sound governance standards. We believe it is important to provide competitive compensation packages and a high-quality work environment in order to hire, retain and motivate critical personnel, and we seek to ensure that our executive compensation program is consistent with our short-term and long-term goals given the nature of the market in which we compete for key personnel. The following policies and practices were in effect in 2021:
•Alignment — we design our compensation programs so that executives and other employees are incentivized to act like owners and be owners.
•At-Risk Pay – a significant portion of the compensation for our executive officer is “at-risk”, based on the achievement of certain performance goals tied to our annual and multi-year financial and operational objectives or our stock price performance.
•Focus on Attainment of Key Business Metrics, Not Stock Price Performance - while our stock price impacts the value of our equity compensation, we believe that stock prices converge to business performance in the long run, so our performance-based compensation is designed around achieving key business metrics rather than specific stock price goals.
•No Special Benefits – the members of our executive team are eligible to participate in broad-based company sponsored welfare benefits programs on the same basis as our other full-time, salaried employees.
•No Pension or Supplemental Retirement Plans – the members of our executive team are eligible to participate in our 401(k) plan, but we do not sponsor or otherwise maintain any pension or supplemental retirement plans.
•No “Golden Parachute” Tax Reimbursements – we do not provide any tax reimbursement payments (including “gross ups”) on any tax liability that our executive officers might owe as a result of the applicable of Section 280G or 4999 of the Internal Revenue Code of 1986, as amended, the Code.
•No Hedging or Pledging – our Insider Trading Policy prohibits our employees, including our executive officers from hedging or pledging any company securities.
Our Compensation-Setting Process
Our 2021 executive compensation program reflected our transition from a late-stage private company to a new publicly-traded company. In 2021, our executive compensation program primarily was administered by our board of directors and compensation committee. Our Chief Executive Officer and other members of our management team have provided input at the direction of the board of directors or the compensation committee.
In setting 2021 executive compensation, our board of directors and compensation committee exercised their judgment to set a total compensation package for these executive officers that was competitive based on the executive officer’s performance and position as measured against our board members’ assessment of the market and their experience with other public and private companies at similar stages. We did not engage a compensation consultant or benchmark our executive compensation to any specific percentile.
Our board of directors and compensation committee approved 2021 compensation opportunities for our executive officers that would reward them for past and expected future contributions and provide incentives to remain with our company and drive growth in the value of our business.
2021 was a transition year for us and for our compensation framework as we transitioned from a privately-held to a public company. Historically, we granted executives large slices of equity ownership that vest over time.

That equity would only have meaningful value to the extent the team succeeded in driving profitable growth. Due to strong growth in sales and profits over the years, the intrinsic value of our equity awards has increased sharply, and we believe it is appropriate to reset expectations around equity-linked compensation for our executive team and employees. We continue to believe that it is important to grant employees equity awards in order to incentivize them to achieve our objectives. As a public company, we plan to balance these considerations by granting less time-vesting equity awards and more performance-vesting awards like the 2022 LTIP awards (see the “2022 LTIP Awards” discussion below).
Elements of Executive Pay and 2021 Compensation
Base Salary
We provide base salary to our executive officers to compensate them for services rendered during the fiscal year. Generally, our executive officers’ initial base salaries are established through arm’s-length negotiation when they are hired, taking into account their position, experience, qualifications, prior base salary, and the base salaries of our other executive officers. Thereafter, the base salaries of our executive officers are periodically reviewed and adjusted to reflect the scope of their position, responsibilities, performance, and contributions and prevailing market conditions.
In 2021, the compensation committee reviewed the base salaries of our executive officers, including our named executive officers, taking into consideration the factors described in the section above titled “Our Compensation-Setting Process.” Based on this review, the compensation committee approved increases to each of our named executive officers' base salary, effective as of March 1, 2021, in order to provide them with base salaries that the compensation committee deemed to be more competitive with the market. Accordingly, our named executive officers’ base salaries for 2021 were as follows:

Named Executive Officer	Base Salary(1)
Ashish Arora	$466,752
Martin F. Petersen	$322,400
Donald B. Olsen	$239,200
Gregory Rowberry	$231,330
(1) Reflects base salary upon the increase in March 2021. Before such increase, base salaries for our named executive officers were as follows: Mr. Arora: $448,000; Mr. Petersen: $310,000; Mr. Olsen: $230,000; and Mr. Rowberry: $222,433.

Bonus
We provide cash bonus opportunities to our executive officers to motivate them to achieve our annual financial and operational objectives. Typically, near the beginning of each fiscal year, we adopt a cash bonus plan for that fiscal year, which identifies the participants in the plan and establishes the target bonus opportunity for each participant, the performance metrics to be used to determine the amount of any bonuses paid, and the associated target goals for each performance metric.
In 2021, we adopted a bonus plan, or our 2021 bonus plan, for our named executive officers. Under our 2021 bonus plan, each named executive officer was able to earn a cash bonus based on our achievement of 2021 annual targets for the particular performance criteria selected for the named executive officer from the following: (i) net new users, (ii) earnings before interest, taxes, depreciation, and amortization (“EBITDA”), (iii) net revenue, (iv) average revenue per user (“ARPU”) for subscriptions, (v) ARPU for accessories and materials, and (vi) engagement. The target goals for these performance criteria were as follows:

Performance Criteria	Target Goal
Net new users(1)	1,678,886
EBITDA(2)	$238,839,184
Net revenue(3)	$1,150,435,243
Subscription ARPU(4)	$30.86
Accessories and materials ARPU(5)	$114.91
Engagement(6)	62.8%
(1) “Net new users” means the change in the number of users at the end of 2021 compared to the number of users we had at the end of 2020.
(2) “EBITDA” means, for 2021, net income adjusted to exclude: interest expense, net; income taxes and depreciation and amortization expense.
(3) “Net Revenue” means revenue recognized net of sales discounts, incentives, and returns.
(4) “Subscription ARPU” means subscriptions revenue divided by average users in 2021.
(5) “Accessories and materials ARPU” means revenue from accessories and materials divided by average users in 2021. Accessories and materials ARPU fluctuates over time as we introduce new accessories and materials at various price points and as the volume and mix of accessories and materials purchased changes.
(6) “Engagement” means the percentage of users who have used a connected machine for any activity, such as cutting, writing or any other activity enabled by our connected machines, in the past 90 days.
Mr. Arora
Mr. Arora’s bonus opportunity under our 2021 bonus plan consisted of the following two components: (i) a component based on the achievement of net new users and EBITDA and (ii) a component based on the achievement of net revenue, subscriptions ARPU, accessories and materials ARPU, and engagement.
The component based on achievement of net new users and EBITDA was structured similarly to the bonus opportunities for our other named executive officers (as described below), would be equal to the percentage of the target goal that was actually achieved, with each of these two performance criteria weighted equally. Mr. Arora’s target bonus opportunity for this component was equal to 100% of his weighted average salary for the year, which was $465,080, and was not subject to a maximum cap on the payout.
Under the other component, the four performance criteria were weighted equally, with the amount of the bonus for each performance criteria determined as follows:

Performance Criteria	Achievement (as Percentage of Target Goal)	Bonus
Net Revenue	Less than 100%	None
	100%	$140,000
	130% or more	$210,000
Subscriptions ARPU	Less than 100%	None
	100%	$140,000
	134% or more	$210,000
Accessories and materials ARPU	Less than 100%	None
	100%	$140,000
	134% or more	$210,000
Engagement	Less than 100%	None
	100%	$140,000
	133% or more	$210,000

If the achievement for any performance metric fell between the thresholds for receiving the target bonus of $140,000 and the maximum bonus of $210,000, the amount of the bonus for that performance metric would be determined based on linear interpolation.
Messrs. Petersen, Olsen, and Rowberry
The bonuses under our 2021 bonus plan for Messrs. Petersen, Olsen, and Rowberry were based on achievement of the following performance criteria, which were weighted as follows:

Named Executive Officer	Net New Users	EBITDA	Net Revenue	Accessories and Materials ARPU
Martin F. Petersen	35%	35%	15%	15%
Donald B. Olsen	35%	35%	30%	—
Gregory Rowberry	35%	35%	15%	15%
The target bonus opportunities for these named executive officers were (i) $240,934 for Mr. Petersen, (ii) $95,337 for Mr. Olsen, and (iii) $46,100 for Mr. Rowberry. The amount of these named executive officers’ bonuses for each metric were calculated as follows:
•For the net new users, EBITDA, and net revenue metrics, the amount of the bonus (as a percentage of the named executive officer’s target bonus amount for such metric) would be equal to the percentage of the target goal that was actually achieved.
•For the accessories and materials ARPU metric, the amount of the bonus (as a percentage of the named executive officer’s target bonus amount for such metric) would be (i) 100% if the level of achievement was equal to the target goal or (ii) if the level of achievement was above or below the target goal, increased or decreased (from 100%) at a rate of 6.6 percentage points for every $1.00 of accessories and materials ARPU above or below the target goal, respectively. However, the amount of the bonus would be zero if accessories and materials ARPU was less than $108.
In addition, the 2021 bonus plan included an accelerator that increased the amount of the bonus payout for a performance metric if we achieved 120% or more of the target goal for that performance metric, up to a maximum accelerator of 38%. For example, the amount of the bonus (calculated as described above) would be increased by (i) 5% if we achieved 120% of the target goal, (ii) 12% if we achieved 130% of the target goal, (iii) 19% if we achieved 140% of the target goal, (iv) 28% if we achieved 150% of the target goal, or (v) 38% if we achieved 160% or more of the target goal. The 2021 bonus plan did not include a maximum cap on the payout.
Actual Performance and Bonus Amounts
Following the end of 2021, we determined that we achieved (i) 2,085,758 net new users (approximately 124.2% of target), (ii) approximately $211.6 million of EBITDA1 (approximately 88.9% of target), (iii) approximately $1,306.3 million of net revenue (approximately 113.6% of target), (iv) subscriptions ARPU of $38.12 (approximately 185.6% of target), (v) accessories and materials ARPU of $102.03 (below target), and (vi) engagement of 59.7% (below target).
Based on these results, our named executive officers received the following payouts for 2021. For Mr. Arora, this amount listed below includes payouts under both of his components under the 2021 bonus plan:

Named Executive Officer	Bonus
Ashish Arora	$876,836
Martin F. Petersen	$220,765
Donald B. Olsen	$103,595
Gregory Rowberry	$42,241
1 Please see Appendix A for a reconciliation of EBITDA to net income.

Rowberry Commission
Since much of Mr. Rowberry’s responsibilities are focused on sales of our products, he also participated in a sales commission plan under which he was eligible to receive quarterly commission payments based on the performance of his sales team. His quarterly commission targets in 2021 were $18,942 for the first quarter and $19,432 for each other quarter, and were not subject to a maximum cap on the payout.
For each quarter, Mr. Rowberry was eligible to receive a commission payment equal to (i) his target commission amount multiplied by (ii) the percentage of certain team members’ collective target amounts that were actually paid to such team members based on their performance. The sales team members’ commissions were based on (i) revenues from the retailers assigned to him or her, (ii) the contribution margin from the retailers assigned to him or her, and/or (iii) revenues from the retailers assigned to certain team members.
Based on the performance of Mr. Rowberry’s team, the amount of commission payments he received in 2021 was (i) $24,693 for the first quarter (which was 130% of target), (ii) $26,247 for the second quarter (which was 135% of target), (iii) $10,926 for the third quarter (which was 56% of target), and (iv) $14,277 for the fourth quarter (which was 73% of target).
Equity Compensation
We provide equity awards to our executive officers to incentivize and reward strong long-term corporate performance and to align their interests with those of our stockholders.
IPO Option Grants
In connection with the “Corporate Reorganization” described below in the section titled “Adjustments to Outstanding Equity Awards in Connection with IPO,” we granted options to purchase shares of our Class A common stock to holders of certain outstanding incentive unit awards (including our named executive officers) to provide them with additional opportunity to realize the economic value for any future appreciation in our stock above the initial public offering price following the closing of our initial public offering. The number of shares covered by each option was equal to the difference between (i) the number of shares of our Class B common stock equivalent to the number of units covered by the corresponding incentive unit award as of the effective date of our initial public offering and (ii) the number of shares of our Class B common stock actually received in conversion of such incentive unit award in connection with the Corporate Reorganization. As a result, the number of shares covered by the options granted to our named executive officers were (i) 2,218,889 for Mr. Arora, (ii) 29,505 for Mr. Petersen, (iii) 13,804 for Mr. Olsen, and (iv) 3,038 for Mr. Rowberry. Each option has an exercise price per share equal to the initial public offering price and has the same vesting terms as the corresponding incentive unit award, and is subject to a ten-year term, subject to earlier termination under the applicable plan.
2021 Annual Equity Awards
Historically, we have granted annual equity awards to our executive officers in the first quarter of each year. However, in 2021, we delayed the grant of annual equity awards to our named executive officers until after our initial public offering. Accordingly, in May 2021, we granted our named executive officers awards of RSUs. The 2021 annual equity awards were provided in the form of RSUs because we believe that full value awards, such as RSUs, better align the interest of executives with stockholders. RSUs never become underwater regardless of any future fluctuation in the market price of our Class A common stock, which means that, in the event of a decline in the market price, our named executive officers would continue to be incentivized to create stockholder value and the awards would continue to promote retention (since our named executive officers would still receive value from these awards).
The number of RSUs covered by these awards were: (i) 1,494,221 RSUs for Mr. Arora, (ii) 100,000 RSUs for Mr. Petersen, (iii) 30,000 RSUs for Mr. Olsen, and (iv) 25,000 RSUs for Mr. Rowberry. The number of RSUs granted to each of our named executive officers was determined by our compensation committee after taking into consideration the factors described in the section above titled “Our Compensation-Setting Process,” including the compensation committee’s assessment of the market for public and private companies and our named executive officers’ past and expected future contributions.
Each RSU award vests in four equal annual installments beginning on May 15, 2022, subject to the applicable named executive officer’s continued service with us.
2022 LTIP Awards
As discussed above, 2021 was a transition year for us, and the size and terms of the equity awards issued to our named executive officers reflects this. In 2022 and going forward, we expect to continuously review and assess our executive equity compensation program in order to incentivize and motivate our executives to achieve our business objectives and to provide compensation that strengthens the alignment between their interests and those of our stockholders. In 2022, we expect the size of annual equity awards for many executives, including Mr. Arora, to be smaller as compared to 2021.
In addition to the annual equity awards, in January 2022, the compensation committee granted Messrs. Arora and Olsen and certain other of our key employees awards of performance-based RSUs because it believed that performance should be a significant factor in our overall equity compensation program, in order to (i) provide greater incentive for these key employees to drive our long-term growth and thereby create additional stockholder value and (ii) promote long-term retention of these key employees. Mr. Arora’s award covered 1,970,000 RSUs, and Mr. Olsen’s award covered 190,000 RSUs.
Each of these RSU awards is eligible to vest in two tranches based on our achievement of total “EBTPS” during any eight consecutive completed fiscal quarters during the performance period beginning on January 1, 2022, and ending on December 31, 2026 (“Total EBTPS”), as follows:
•50% of the RSUs are eligible to vest upon our achievement of Total EBTPS of at least $4.93 and
•50% of the RSUs are eligible to vest upon our achievement of Total EBTPS of at least $6.16.
Each tranche that becomes eligible to vest will vest on the first quarterly vesting date (February 15, May 15, August 15, and November 15) on or following the date that the compensation committee determines that the applicable total EBTPS goal was achieved, subject to the applicable named executive officer’s continued service.
For these purposes, “EBTPS” means (i) reported earnings per share multiplied by (ii) the ratio of (A) adjusted net income (which is GAAP net income adjusted to exclude (x) income tax expenses; and (y) stock-based compensation expense and payroll tax expense, in each case, related to the award and performance-based equity awards granted with the same vesting terms) divided by (B) our GAAP net income, as may be adjusted by the compensation committee in its discretion in recognition of unusual or nonrecurring items.
The targets for the 2022 LTIP awards are intended to incentivize the management team to aim high and these targets are achievable only through a sustained level of high performance. For comparison, our 2021 EBTPS was $0.88. The constant growth rate of annual EBTPS required to meet the targets would be 25.5% (to reach $4.93 in 2025-26) and 31.8% (to reach $6.16).
If a change in control occurs during the performance period and before a Total EBTPS goal for a tranche has been achieved, that tranche will instead vest upon the change in control based on the achievement of pro-rated total EBTPS goals during the last eight consecutive completed fiscal quarters before the change in control (the “CIC Total EBTPS”). If the CIC Total EBTPS is equal to the minimum CIC Total EBTPS goal, then 50% of the RSUs subject to the tranche will vest. If the CIC Total EBTPS equal or exceeds the target CIC Total EBTPS goal, then 100% of the RSUs subject to the tranche will vest. If the CIC Total EBTPS falls between the minimum CIC Total EBTPS goal and the target CIC Total EBTPS goal, the number of RSUs subject to the tranche that vest will be determined based on linear interpolation.
We have earmarked a total of 7 million shares to be awarded under the 2022 LTIP, over 90% of which were awarded in January 2022. In the future, we may implement other performance-based, programs like the 2022

LTIP, as we feel it is appropriate for incentivizing our key employees toward achieving certain objectives. At this time, we do not expect to implement performance-based programs like this every year. In designing the 2022 LTIP, we expect that it would be three years before we consider implementing another comparable long-term incentive plan for our executives and other key employees.
Adjustments to Outstanding Equity Awards in Connection with IPO
Prior to the consummation of our initial public offering, we took a series of related corporate reorganization transactions that included the liquidation of Cricut Holdings, LLC (“Cricut Holdings”) in accordance with the terms and conditions of its then existing limited liability company agreement, with existing unitholders receiving 100% of our capital stock as a result of such liquidation. In connection with the Corporate Reorganization, incentive units of Cricut Holdings that were vested as of immediately before the consummation of the Corporate Reorganization were converted into shares of our Class B common stock, and incentive units that were unvested as of immediately before the consummation of the Corporate Reorganization were converted into shares of restricted stock of our company that are subject to the same vesting conditions that applied to the unvested incentive units. The vesting conditions that applied to our named executive officers’ unvested incentive units are described below.
Incentive Units of Cricut Holdings, LLC
Our named executive officers were previously granted awards of incentive units in Cricut Holdings, which were intended to qualify as profits interests for U.S. federal tax purposes and pursuant to which the holder could receive certain distributions with respect to any such incentive units that had vested once such distributions payable to holders or common units or incentive units in Cricut Holdings exceeded the specified participation threshold for the specific award of incentive units.
Prior to the tender offer described below, if a change in control occurred and the holder remained continuously employed or in service through the date of the change in control, all of his or her then-unvested incentive units would vest immediately before such change in control. Any termination in connection with a change in control as a result of any action of, or direction by, the acquirer would not be taken into account for purposes of determining continuous employment through the date of the change in control. Upon termination of the holder’s employment or service, his or her unvested incentive units would be immediately forfeited, and his or her vested units would be (i) immediately forfeited if such termination was for cause or (ii) subject to our right to redeem such incentive units at their then-current fair market value if such termination occurred for any other reason.
In March 2021, and prior to our IPO, we completed a tender offer whereby the incentive units of each employee who elected to participate in the tender offer (including our named executive officers) were amended to (i) remove the provisions described in the previous paragraph and (ii) add 100% accelerated vesting of the incentive units if the employee’s employment is terminated due to his or her death or by us due to his or her disability.
CEO’s Cricut Holdings Performance Equity Awards
Mr. Arora was granted: (i) in October 2018, an award of 9,000,000 incentive units in Cricut Holdings (the “2018 CEO Performance Award”), and (ii) in August 2020, an award of 3,000,000 incentive units in Cricut Holdings (the “2020 CEO Performance Award”). Each award was grouped into three separate categories of incentive units (with the number of incentive units in each category equal to 1/3rd of the total number of incentive units subject to the award):
•The first category of incentive units vested in equal annual installments over a period of four years from the vesting start date (which was (i) July 1, 2018 for the 2018 CEO Performance Award and (ii) August 17, 2020 for the 2020 CEO Performance Award), subject to Mr. Arora’s continued employment through each vesting date.
•The second and third categories of these incentive units would become eligible to vest upon achievement of the applicable vesting trigger, which required the fair market value of an equity interest to exceed a specified price threshold for a specified number of days within 10 years from the date the incentive units were issued. Any incentive units that became eligible to vest would vest in equal annual installments over a period of four years from the vesting start date, subject to Mr. Arora’s continued employment through each vesting date.
In connection with the corporate reorganization occurring in connection with our IPO, and described in the next paragraph, Mr. Arora’s CEO Performance Awards were treated in the same manner as other incentive units (as described above), including that Mr. Arora’s unvested incentive units in Cricut Holdings were converted into shares of restricted stock of our company, subject to the same vesting conditions that applied to the unvested incentive units, and his vested incentive units in Cricut Holdings were converted into shares of our Class B common stock.
For these purposes, and after taking into account that the specified vesting thresholds for each of the 2018 CEO Performance Award and the 2020 CEO Performance Award have been achieved, the number of shares of our Class B common stock and restricted stock of our company received with respect to the 2018 CEO Performance Award and the 2020 CEO Performance Award were calculated as if the threshold price per unit for an applicable category of incentive units under the 2018 CEO Performance Award was the vesting price hurdle (reduced by $0.15 after taking into account the impact of the one-time dividend paid in September 2020). Accordingly, the total number of shares of our Class B common stock (a portion of which was restricted stock of our company) that Mr. Arora received with respect to the 2018 CEO Performance Award and the 2020 CEO Performance Award equaled (i) 1,272,422 for the first category of incentive units under the 2018 CEO Performance Award, (ii) 1,127,430 for the second category of incentive units under the 2018 CEO Performance Award, (iii) 990,054 for the third category of incentive units under the 2018 CEO Performance Award, (iv) 266,562 for the first category of incentive units under the 2020 CEO Performance Award, (v) 217,787 for the third category of incentive units under the 2020 CEO Performance Award and (vi) 169,130 for the third category of incentive units under the 2020 CEO Performance Award.
All other terms of the 2018 CEO Performance Award and the 2020 CEO Performance Award remained the same.
Benefits
Our executive officers are eligible to participate in the same benefits programs offered to all employees. We maintain a 401(k) retirement savings plan for the benefit of our employees, including our named executive officers, who satisfy certain eligibility requirements. Under the 401(k) plan, eligible employees may elect to defer a portion of their compensation, within the limits prescribed by the Internal Revenue Code of 1986, as amended, or the Code, on a pre-tax or after-tax (Roth) basis, through contributions to the 401(k) plan. The 401(k) plan permits us to make discretionary matching contributions of up to 50% of the first 12% of eligible compensation. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, pre-tax contributions to the 401(k) plan and earnings on those pre-tax contributions are not taxable to the employees until distributed from the 401(k) plan, and earnings on Roth contributions are not taxable when distributed from the 401(k) plan.
Employment Arrangements; Post-Employment Compensation
In March 2021, we entered into an amended employment agreement with Mr. Arora that does not have a specific term and provides for Mr. Arora’s at-will employment, and written, at-will employment letters with each of our other executive officers. The amended employment agreement provides for accelerated vesting of Mr. Arora’s equity awards upon a change in control, as described below in the section titled “Potential Payments Upon Termination or Change in Control.” We provided this vesting acceleration provision to Mr. Arora in order to maintain the benefit that he historically received for his equity awards and to align his equity interests with those of our investors.
In March 2021, we adopted an Executive Change in Control and Severance Plan, or our Executive Severance Plan, pursuant to which our executive officers and certain other key employees are eligible to receive severance benefits in the event of a qualifying termination in connection with a change in control, as specified in and subject to the employee signing a participation agreement under our Executive Severance Plan. This

Executive Severance Plan was designed to attract, retain, and reward senior level employees. The Executive Severance Plan generally will be in lieu of any other severance payments and benefits to which such participant was entitled prior to signing the participation agreement, except as specifically provided under that employee’s participation agreement under the Executive Severance Plan.
We believe that these protections serve our retention objectives by helping our named executive officers and other key employees maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event of a transaction that could result in a change in control of our company. For more information, see the section titled “Potential Payments Upon Termination or Change in Control” beginning on page 39 of this proxy statement.
In addition, shares of restricted Class B common stock that our named executive officers received in conversion of their incentive unit awards in connection with the Corporate Reorganization will fully vest if the executive officer’s employment is terminated due to his death or by us due to his disability, as described above in the section titled “Incentive Units of Cricut Holdings, LLC.”
In light of his long history of employment with us and in order to facilitate a smooth transition, we entered into a separation agreement with Mr. Rowberry in connection with his resignation effective December 31, 2021. Pursuant to the separation agreement, we provided the payments and benefits described below in the section of this proxy statement titled “Potential Payments upon Termination or Change in Control.”
Other Compensation Information
Accounting Considerations
We take financial reporting implications into consideration in designing compensation plans and arrangements for the members of our executive team, other employees and members of our board of directors. These accounting considerations include Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718, the standard which governs the accounting treatment of stock-based compensation awards. That said, we will always decide based on business economics even if such choices result in lower levels for reported accounting metrics. Neither accounting nor tax considerations should trump business economics.
Tax Considerations
We have not provided any of our named executive officers with a gross-up or other reimbursement for tax amounts the individual might pay pursuant to Code Sections 280G, 4999 or 409A. Code Sections 280G and 4999 provide that named executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of our company that exceeds certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Code Section 409A also imposes significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet the requirements of Code Section 409A.
Under Code Section 162(m), we are subject to limits on the deductibility of executive compensation. Deductible compensation is limited to $1 million per year for the chief executive officer and certain of our current and former highly compensated executive officers (collectively “covered employees”). While we cannot predict how the deductibility limit may impact our compensation program in future years, we intend to maintain an approach to executive compensation that strongly links pay to performance. In addition, although we have not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, we may consider tax deductibility under Code Section 162(m) as a factor in its compensation decisions.

Compensation Committee Report
The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and Cricut’s Annual Report on Form 10-K for the year ended December 31, 2021.
Compensation Committee
Jason Makler, Chair
Steven Blasnik
The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Cricut specifically requests that the information be treated as soliciting material or incorporates it by reference into a document filed under the Securities Act or the Exchange Act.
Compensation Risk Assessment
We have undertaken a risk review of our employee compensation plans and arrangements in which our employees (including our executive officers) participate, to determine whether these plans and arrangements have any features that might create undue risks or encourage unnecessary and excessive risk-taking that could threaten our value. In our review, we considered numerous factors and design elements that manage and mitigate risk, without diminishing the effect of the incentive nature of compensation, including the following:
◦a commission-based incentive program for sales employees that only results in payout based on measurable financial or business critical metrics;
◦ownership of a large percentage of our shares and equity-based awards by senior management; and
◦our practice of awarding long-term equity grants upon hire to our executives in order to directly tie the executive’s expectation of compensation to their contributions to the long-term value of our company.
Based on our review, we concluded that any potential risks arising from our employee compensation programs, including our executive programs, are not reasonably likely to have a material adverse effect on us.
Policy Prohibiting Hedging or Pledging of Securities
We have established an Insider Trading Policy, which, among other things, prohibits short sales, engaging in transactions in publicly-traded options (such as puts and calls) and other derivative securities relating to our common stock. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding our securities. In addition, our executive officers are prohibited from pledging any of our securities as collateral for a loan and from holding any of our securities in a margin account.

Summary Compensation Table for Fiscal 2021
The following table sets forth information regarding the compensation reportable for our named executive officers for fiscal 2021 and prior years where applicable, as determined under SEC rules.

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (4) ($)	Total ($)
Ashish Arora	2021	463,760	—	34,307,314	3,388,796	876,836	14,561	39,051,268
Chief Executive Officer	2020	452,540	—	4,362,593	—	2,195,571	13,886	7,024,590
	2019	446,600	—	916,284	—	1,515,340	12,340	2,890,564
Martin F. Petersen	2021	320,333	—	2,296,000	267,471	220,765	14,078	3,118,648
Former Chief Financial Officer	2020	295,593	—	207,870	—	667,825	23,683	1,194,971
	2019	281,763	30,000	52,660	—	350,862	13,562	728,847
Donald B. Olsen	2021	237,667	—	688,800	125,314	103,595	800	1,156,176
Executive VP, General Counsel, Secretary	2019	209,107	15,000	26,330	—	79,052	535	330,024
Gregory Rowberry	2021	229,847	—	1,380,137(5)	13,474(6)	118,384(3)	13,773	1,755,615
Former Executive VP, Sales	2020	224,287	—	24,446	—	371,449	14,610	634,792

(1)    The amount in the “Bonus” column reflects the annual cash bonus earned by Mr. Petersen in 2019 as determined by us based on a qualitative assessment of his performance in 2019 and contribution towards achievement of key initiatives.
(2)    The amounts in the “Stock Awards” column and “Option Awards” column reflect the aggregate grant-date fair value of RSUs and stock options granted to our named executive officers during 2021 and incentive units in Cricut Holdings granted to our named executive officers during each of 2020 and 2019 computed in accordance with FASB ASC Topic 718, rather than the amounts paid or realized by the named executive officer. We provide information regarding the assumptions used to calculate the value of all stock options and RSUs and incentive unit awards made to our named executive officers in Note 11 to our consolidated financial statements included in our annual report on Form 10-K filed on March 9, 2022
(3)    The amounts in the “Non-Equity Incentive Plan Compensation” column reflect the annual cash bonuses earned by our named executive officers in each of 2021, 2020 and 2019 under our 2021 bonus plan, 2020 bonus plan and 2019 bonus plan, respectively. A portion of our named executive officers’ annual cash bonuses under our 2020 bonus plan were pre-paid in November 2020 in the form of zero strike incentive units in Cricut Holdings, in the amount of $1,093,200 for Mr. Arora, $331,653 for Mr. Petersen and $20,000 for Mr. Rowberry, in each case subject to vesting over two years. The amount for Mr. Arora also includes an additional cash bonus earned by him in each of 2020 and 2019 under our special CEO bonus plan. The amount for Mr. Rowberry also includes quarterly commissions earned by him in 2021 and 2020 under his commission plan. For additional information on our bonus incentive compensation program, see the sections titled “Elements of Executive Pay and 2021 Compensation—Bonus” and "—Rowberry Commission."
(4)    The amounts in the “All Other Compensation” column for 2021 include (i) matching contributions of $13,000 made to the respective named executive officers’ accounts under our 401(k) plan, and (ii) life insurance premiums paid by us in the respective year for the benefit of the named executive officer.
(5)    This amount includes $574,000 in grant date fair value in connection with an RSU grant during 2021, 100% of which Mr. Rowberry forfeited in connection with his resignation, and $806,137 in incremental grant date fair value in connection with the continued vesting of the portion of each of his equity awards that were scheduled to vest in March 2022, as described below in the section of this proxy statement titled “Potential Payments upon Termination or Change in Control.”
(6)    Of this amount, $2,071 in grant date fair value was forfeited in connection with Mr. Rowberry’s resignation.

Grants of Plan-Based Awards for Fiscal 2021
The following table sets forth information, for each of our named executive officers, concerning grants of plan-based awards made during fiscal 2021.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (3)	Grant Date Fair Value of Stock and Option Awards(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Ashish Arora	—	—	465,080	—	—	—	—	—
	—	—	560,000	840,000	—	—	—	—
	3/24/2021	—	—	—	—	2,218,889	20.00	3,388,796
	5/1/2021	—	—	—	1,494,221	—	—	34,307,314
Martin F. Petersen	—	—	240,934	—	—	—	—	—
	3/24/2021	—	—	—	—	29,505	20.00	267,471
	5/1/2021	—	—	—	100,000	—	—	2,296,000
Donald B. Olsen	—	—	95,337	—	—	—	—	—
	3/24/2021	—	—	—	—	13,804	20.00	125,314
	5/1/2021	—	—	—	30,000	—	—	688,800
Gregory Rowberry(5)	—	—	46,100	—	—	—	—	—
	—	—	77,238	—	—	—	—	—
	3/24/2021	—	—	—	—	3,038	20.00	12,971
	5/1/2021	—	—	—	25,000	—	—	523,573
	12/31/2021	—	—	—	—	—	—	806,137

(1)    Reflects target and maximum dollar amounts payable under the 2021 bonus plan and other bonus opportunities for performance during 2021, as described above in “Compensation Discussion and Analysis—Executive Pay and 2021 Compensation.” “Threshold” refers to the minimum amount payable for a certain level of performance; “Target” refers to the amount payable if specified performance targets are reached; and “Maximum” refers to the maximum payout possible. For Mr. Arora and Mr. Rowberry, two entries are included for the two components of their bonuses, respectively. The 2021 bonus plan did not include a maximum cap on the payout. The actual amounts paid under the 2021 bonus plan are shown in the Summary Compensation Table above.
(2)    RSUs granted on May 1, 2021 vest in four equal annual installments beginning on May 15, 2022.
(3)    Reflects the IPO option grants described above in “Compensation Discussion and Analysis—Executive Pay and 2021 Compensation.”
(4)    Reflects the aggregate grant-date fair value of RSUs and stock options granted to our named executive officers during 2021 computed in accordance with FASB ASC Topic 718, rather than the amounts paid or realized by the named executive officer. We provide information regarding the assumptions used to calculate the value of all stock options and RSUs and incentive unit awards made to our named executive officers in Note 11 to our consolidated financial statements included in our annual report on Form 10-K filed on March 9, 2022.
(5)    The RSUs granted to Mr. Rowberry on May 1, 2021 were forfeited in connection with his resignation. The entry dated December 31, 2021 reflects the incremental grant date fair value in connection with the continued vesting of the portion of each of his equity awards that were scheduled to vest in March 2022, as described below in the section of this proxy statement titled “Potential Payments upon Termination or Change in Control.”

Outstanding Equity Awards at Fiscal 2021 Year-End
The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2021.

		Option Awards				Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Units of Stock That Have Not Vested ($)(2)
Ashish Arora	3/1/2018	—	—	—	—	460,865	10,180,508
	10/1/2018(3)	—	—	—	—	847,478	18,720,789
	3/1/2019	—	—	—	—	853,475	18,853,263
	3/1/2020	—	—	—	—	1,096,548	24,222,745
	8/17/2020	—	—	—	—	490,111	10,826,552
	12/2/2020(4)	—	—	—	—	62,527	1,381,221
	3/24/2021(5)	1,109,992	1,108,897	20.00	03/24/2031	—	—
	5/1/2021(6)	—	—	—	—	1,494,221	33,007,342
Martin F. Petersen	3/1/2018	—	—	—	—	31,616	689,397
	3/1/2019	—	—	—	—	49,050	1,083,515
	3/1/2020	—	—	—	—	71,573	1,581,048
	8/17/2020	—	—	—	—	28,186	622,629
	12/2/2020(4)	—	—	—	—	26,599	587,572
	3/24/2021(5)	7,376	22,129	20.00	03/24/2031	—	—
	5/1/2021(6)	—	—	—	—	100,000	2,209,000
Donald B. Olsen	3/1/2018	—	—	—	—	18,146	400,845
	3/1/2019	—	—	—	—	24,525	541,757
	3/1/2020	—	—	—	—	31,810	702,683
	8/17/2020	—	—	—	—	14,093	311,314
	3/24/2021(5)	3,451	10,353	20.00	03/24/2031	—	—
	5/1/2021(6)	—	—	—	—	30,000	662,700
Gregory Rowberry(7)	3/1/2018	—	—	—	—	903	19,947
	3/1/2019	—	—	—	—	24,525	541,757
	3/1/2020	—	—	—	—	12,723	281,051
	3/24/2021	759	760	20.00	03/24/2031	—	—

(1)    Except as shown below, awards vest 25% annually over four years commencing on the grant date, in each case subject to continued employment through each vesting date and potentially subject to accelerated vesting as described below in the section entitled “Potential Payments upon Termination or Change in Control.”
(2)    Market value of restricted stock and RSUs that have not vested is computed by multiplying (i) $22.09, the closing price on the Nasdaq of our Class A common stock on December 31, 2021, the last trading day of our fiscal year, by (ii) the number of shares of stock underlying the applicable award.
(3)    Awards vest 25% annually over four years commencing on July 1, 2018, in each case subject to continued employment through each vesting date and potentially subject to accelerated vesting as described below in the section entitled “Potential Payments upon Termination or Change in Control.”
(4)    Awards vest 100% on December 2, 2022, in each case subject to continued employment through the vesting date and potentially subject to accelerated vesting as described below in the section entitled “Potential Payments upon Termination or Change in Control.”
(5)    These IPO option grants have the same vesting terms as the corresponding incentive unit award (i.e. 25% annually over four years commencing on July 1, 2019, March 1, 2021 and August 17, 2021, respectively), in each case subject to continued employment through the vesting date and potentially subject to accelerated vesting as described below in the section entitled “Potential Payments upon Termination or Change in Control.”

(6)    Awards vest 25% annually over four years commencing on May 15, 2021, in each case subject to continued employment through each vesting date and potentially subject to accelerated vesting as described below in the section entitled “Potential Payments upon Termination or Change in Control.”
(7)    Awards vest 100% on March 1, 2022 as described below in the section entitled “Potential Payments upon Termination or Change in Control.” Mr. Rowberry’s other equity awards expired in connection with his resignation effective December 31, 2021.
Option Exercises and Stock Vested for Fiscal 2021
The following table sets forth the number of shares of restricted stock that vested, and the associated value realized, upon the vesting during fiscal 2021 by each of our named executive officers. None of our named executive officers exercised stock options or vested in RSUs during fiscal 2021.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Ashish Arora	1,803,097	32,921,109
Martin F. Petersen	57,777	612,349
Donald B. Olsen	27,563	296,356
Gregory Rowberry	151,624	3,403,976

(1)    Reflects the number of shares that vested, multiplied by either (i) our initial public offering price for our Class A common stock, if the vesting date occurred prior to the date of our IPO, or (ii) the closing market price of our Class A common stock as reported on the Nasdaq on the vesting date, if the vesting date occurred following the date of our IPO.
Pension Benefits and Nonqualified Deferred Compensation
We do not provide a pension plan for our employees, and none of our named executive officers participated in a nonqualified deferred compensation plan during fiscal 2021.
Potential Payments upon Termination or Change in Control
Equity Awards
The time-based incentive unit awards held by our named executive officers, which converted into restricted stock in connection with the corporate reorganization occurring in connection with our IPO, will fully vest if the named executive officer’s employment is terminated due to his death or by us due to his disability. In addition, the Post-Corporate Reorganization Unvested Shares that Mr. Arora received with respect to his performance incentive unit awards granted in October 2018 and August 2020 are subject to certain treatment upon a change in control as set forth in the section titled “—CEO’s Cricut Holdings Performance Equity Awards.”
Employment Agreement with Ashish Arora
We have entered into an amended employment agreement with Mr. Arora. The amended employment agreement provides that if a “change in control” (as defined in our 2021 Equity Incentive Plan) occurs before the termination of Mr. Arora’s employment with us, then immediately prior to such change in control, his equity awards that are subject only to time-based vesting conditions will become fully vested and exercisable (if applicable) and with respect to his equity awards that are subject to performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, in each case unless specifically provided otherwise under the applicable equity award agreement or other written agreement between Mr. Arora and us or any of our subsidiaries or parents, as applicable.

Executive Change in Control and Severance Plan
We have adopted an Executive Change in Control and Severance Plan (the “Executive Severance Plan”) under which our executive officers and certain other key employees will be eligible to receive severance benefits, as specified in and subject to the employee signing a participation agreement under our Executive Severance Plan. The severance payments and benefits under the Executive Severance Plan generally are in lieu of any other severance payments and benefits to which a participant was entitled before signing his or her participation agreement, except as specifically provided under the participation agreement.
Messrs. Arora, Petersen, and Olsen (and prior to his retirement, Mr. Rowberry) are participants under our Executive Severance Plan eligible for the rights to the applicable payments and benefits described below.
In the event of a “termination” of the participant's employment by us for a reason other than “cause” or the participant’s death or “disability” or by the participant for “good reason” (as such terms are defined in our Executive Severance Plan), in either case, occurring within a period beginning three months prior to and ending 18 months following a “change in control” (as defined in our Executive Severance Plan), the participant will be entitled to the following payments and benefits:
•    a lump sum payment equal to 12 months of the participant’s annual base salary plus 100% of the participant’s target annual bonus as in effect for the fiscal year in which the termination of employment occurs; and
•    100% accelerated vesting of all outstanding equity awards, and, with respect to equity awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels for the relevant performance period(s), unless otherwise determined by the applicable agreement governing the equity award with performance-based vesting.
The receipt of the payments and benefits provided for under the Executive Severance Plan described above is conditioned on the participant signing and not revoking a separation and release of claims agreement and such release becoming effective and irrevocable no later than the 60th day following the participant’s involuntary termination of employment. In addition, if a participant fails to comply with certain non-disparagement provisions in the Executive Severance Plan or any confidentiality, proprietary information, and inventions agreement applicable to the participant, the participant will not be entitled to receive any further payments and benefits under the Executive Severance Plan and will be required to return to us any payments and benefits under the Executive Severance Plan that he or she already received.
If any of the payments or benefits provided for under our Executive Severance Plan or otherwise payable to a participant would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, a participant will receive either full payment of such payments and benefits or such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to them. No participant is entitled to any tax gross-up payments with respect to “parachute payments.”
Separation Agreement with Gregory Rowberry
In connection with Mr. Rowberry’s resignation effective December 31, 2021, we entered into a separation agreement. Pursuant to the terms of the separation agreement, Mr. Rowberry received the following: (i) a lump sum payment equal to the actual bonus under our 2021 bonus plan that he would have earned had he remained employed with us through the date bonuses are earned under such plan and (ii) continued vesting of the portion of each of his equity awards that was scheduled to vest in March 2022. The amount of the lump sum payment was the amount of his 2021 bonus described in the "Actual Performance and Bonus Amounts" section of this proxy above. The value of the vesting of Mr. Rowberry’s equity awards under the separation agreement is $844,344, which is calculated for each equity award by multiplying (i) the number of shares covered by the equity award that are eligible for continued vesting multiplied by (ii) the excess, if any, of the closing sales price per share of our Class A common stock on December 31, 2021 ($22.09) over the equity award’s exercise price.

Potential Payments
The tables below list the estimated amount of compensation payable to each of the named executive officers for the events listed, except for Mr. Rowberry, whose actual compensation in connection with his resignation, effective December 31, 2021, is described in the previous paragraph. The amounts shown assume that such termination was effective as of December 31, 2021, and include all components of compensation, benefits and perquisites payable under the arrangements discussed above.
Estimated amounts for share-based compensation are based on the closing price of our Class A common stock on the Nasdaq on December 31, 2021, which was $22.09 per share, after the payment of any applicable exercise price. The actual amounts for all named executive officers to be paid out can only be determined at the time of such executive’s separation.

Ashish Arora	Change in Control on 12/31/2021 ($)	Involuntary Not for Cause or Voluntary for Good Reason (Change in Control) Termination 12/31/2021 ($)	Disability or Death on 12/31/2021 ($)
Executive Benefits and Payments	—	—	—
Compensation:	—	—	—
Base Salary	—	466,752	—
Short-Term Cash Incentive Plan	—	1,025,080	—
Equity Awards	119,510,015	119,510,015	119,510,015
Total Executive Benefits and Payments	119,510,015	121,001,847	119,510,015

Martin F. Petersen	Involuntary Not for Cause or Voluntary for Good Reason (Change in Control) Termination 12/31/2021 ($)	Disability or Death on 12/31/2021 ($)
Executive Benefits and Payments	—	—
Compensation:	—	—
Base Salary	322,400	—
Short-Term Cash Incentive Plan	240,934	—
Equity Awards	6,828,410	6,828,410
Total Executive Benefits and Payments	7,391,744	6,848,410

Donald B. Olsen	Involuntary Not for Cause or Voluntary for Good Reason (Change in Control) Termination 12/31/2021 ($)	Disability or Death on 12/31/2021 ($)
Executive Benefits and Payments	—	—
Compensation:	—	—
Base Salary	239,200	—
Short-Term Cash Incentive Plan	95,337	—
Equity Awards	2,640,937	2,640,937
Total Executive Benefits and Payments	2,975,474	2,640,937

Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of December 31, 2021.

Plan Category	Class of Common Stock	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(2)
Equity compensation plans approved by security holders	Class A	7,943,188	20.00	13,184,220
	Class B	434,000	9.04	—
Equity compensation plans not approved by security holders	—	—	—	—
Total	—	8,638,188	—	13,184,220

(1)    The weighted average exercise price does not take into account outstanding RSUs.
(2)    Excluded from this amount are 4,000,000 shares of Class A common stock available for future issuance under the 2021 Employee Stock Purchase Plan (“ESPP”), which is currently not active, as well as shares of Class A common stock that are automatically added to equity compensation plans on the first day of the fiscal year pursuant to such plans.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of our common stock as of April 1, 2022 by:
•each person, or group of affiliated persons, known by us to beneficially own more than 5% of our Class A or Class B common stock;
•each of our named executive officers;
•each of our directors; and
•all of our current executive officers and directors as a group.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated, to our knowledge, the persons or entities identified in the table have sole voting power and sole investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.
We have based our calculation of the percentage of beneficial ownership on shares of our common stock outstanding as of April 1, 2022. There were 40,238,518 shares of our Class A common stock and 181,690,315 shares of Class B common stock outstanding as of April 1, 2022. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of April 1, 2022 or issuable pursuant to RSUs which are subject to vesting and settlement conditions expected to occur within 60 days of April 1, 2022, to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address for each person or entity listed in the table is c/o Cricut, Inc., 10855 South River Front Parkway, South Jordan, Utah 84095.

	Shares Beneficially Owned
	Class A Common Stock		Class B Common Stock +		% of Total Voting Power
Name of Beneficial Owner	Number	%	Number	%
Named Executive Officers and Directors:
Ashish Arora (1)	1,557,795	3.73	28,199,824	15.52	15.00
Martin F. Petersen(2)	36,646	*	2,918,598	1.61	1.54
Donald B. Olsen (3)	528,531	1.31	93,270	*	*
Gregory Rowberry(4)	164,015	*	38,151	*	*
Kimball Shill (5)	613,437	1.52	—	*	*
Jason Makler (6)	—	*	543,961	*	*
Len Blackwell (7)	1,508,047	3.75	—	*	*
Steven Blasnik (8)	—	*	2,930,714	1.61	1.54
Russell Freeman (9)	1,158,446	2.88	—	*	*
Melissa Reiff (10)	—	*	30,765	*	*
Billie Williamson (11)	—	*	53,440	*	*
All directors and current executive officers as a group (9 persons) (12)	5,366,426	12.83	31,851,974	17.53	17.32

Greater than 5% Stockholders:
Petrus and affiliates (13)	—	*	126,965,929	69.88	66.92
Abdiel and Affiliates(14)	13,527,021	33.62	—	*	1.43
Morgan Stanley and Affiliates(15)	3,657,422	9.09	—	*	*

*    Represents beneficial ownership or voting power of less than 1% of the outstanding shares of our common stock.
+     The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis, such that each holder of Class B common stock beneficially owns an equivalent number of shares of Class A common stock.
(1)    Includes (i) 25,123,296 shares of Class B common stock held of record by Mr. Arora, (ii) 769,132 shares of Class B common stock held of record by the Ashish Chandra Arora 2021 GRAT, dated January 20, 2021, for which Mr. Arora serves as trustee, (iii) 769,132 shares held of record by the Mridu Vashist Arora 2021 GRAT, dated January 20, 2021, for which Mr. Arora’s spouse serves as trustee, (iv) 1,538,264 shares of Class B common stock held of record by the Rushil Arora Trust, dated January 20, 2021, for which Mr. Arora and his spouse serve as trustees, (v) 1,184,410 shares of Class A common stock issuable to Mr. Arora pursuant to options exercisable within 60 days of April 1, 2022, and (vi) 373,555 shares of Class A common stock issuable to Mr. Arora pursuant to RSUs vesting within 60 days of April 1, 2022.
(2)    Includes (i) 432,733 shares of Class B common stock held of record by Mr. Petersen, (ii) 1,785,865 shares of Class B common stock held of record by The Tartin Trust, dated March 10, 2021, for which Mr. Petersen serves as Investment Trustee, (iii) 700,000 shares of Class B common stock held of record by The Tartin Legacy Trust, dated November 2, 2021, for which Mr. Petersen serves as trustee, (iv) 11,646 shares of Class A common stock issuable to The Tartin Trust, dated March 10, 2021, for which Mr. Petersen serves as Investment Trustee, pursuant to options exercisable within 60 days of April 1, 2022, and (v) 25,000 shares of Class A common stock issuable to Mr. Petersen pursuant to RSUs vesting within 60 days of April 1, 2022.
(3)     Includes (i) 515,682 shares of Class A common stock held of record by Mr. Olsen, (ii) 93,270 shares of Class B common stock held of record by Mr. Olsen, (iii) 5,349 shares of Class A common stock issuable to Mr. Olsen pursuant to options exercisable within 60 days of April 1, 2022, and (iv) 7,500 shares of Class A common stock issuable to Mr. Olsen pursuant to RSUs vesting within 60 days of April 1, 2022.
(4)    Includes (i) 164,015 shares of Class A common stock held of record by Mr. Rowberry and (ii) 38,151 shares of Class B common stock held of record by Mr. Rowberry.
(5)    Includes (i) 580,706 shares of Class A common stock held of record by Mr. Shill, (ii) 7,731 shares of Class A common stock issuable to Mr. Shill pursuant to options exercisable within 60 days of April 1, 2022, and (iv) 25,000 shares of Class A common stock issuable to Mr. Shill pursuant to RSUs vesting within 60 days of April 1, 2022.
(6)    Includes 543,961 shares of Class B common stock held of record by the Jason and Alisa Makler Living Trust, dated July 10, 2020, for which Mr. Makler and his spouse serve as co-trustees.

(7)    Includes 1,508,047 shares of Class A common stock held of record by L&J Blackwell Partnership Ltd., or L&J Partnership. Mr. Blackwell serves as president of Continuous Asset Management LLC, the General Partner of L&J Partnership.
(8)    Includes (i) 2,530,714 shares of Class B common stock held of record by Mr. Blasnik, (ii) 200,000 shares of Class B common stock held of record by the Julie Blasnik 2020 Trust, for which Mr. Blasnik and his spouse serve as co-trustees, and (iii) 200,000 shares of Class B common stock held of record by the Sarah Blasnik 2020 Trust, for which Mr. Blasnik and his spouse serve as co-trustees.
(9)    Includes (i) 897,321 shares of Class A common stock held of record by Mr. Freeman and (ii) 261,125 shares of Class A common stock held of record by the Russell and Carolyn Freeman Living Trust, dated October 5, 2018, for which Mr. Freeman serves as co-trustee.
(10)    Includes 30,765 shares of Class B common stock held of record by Ms. Reiff.
(11)    Includes 53,440 shares of Class B common stock held of record by Ms. Williamson.
(12)    Includes (i) 3,762,881 shares of Class A common stock beneficially owned by our current executive officers and directors, (ii) 31,851,974 shares of Class B common stock beneficially owned by our current executive officers and directors, (iii) 1,197,490 shares of Class A common stock issuable to our directors and current executive officers pursuant to options exercisable within 60 days of April 1, 2022, and (iv) 406,055 shares of Class A common stock issuable to our directors and current executive officers pursuant to RSUs vesting within 60 days of April 1, 2022.
(13)    Based on a Schedule 13G filed with the SEC on February 14, 2022 and our records, includes (i) 120,882,351 shares of Class B common stock held of record by HWGAA, L.P. (HWGAA) and for which Petrus Capital Management, LLC (PCM) serves as the general partner and (ii) 6,083,578 shares of Class B common stock held of record by Petrus Employee Profit Share, L.P. (PAM2) and for which PAM Partners GP, LLC (PAM Partners GP) serves as the general partner. Petrus Trust Company, LTA (PTC) serves as an investment advisor to HWGAA and PAM2 and as trustee to the sole member of PAM Partners GP. An investment committee of PTC comprised of three individuals has voting and dispositive control over the Class B common stock held by HWGAA and PAM2. Each member of the investment committee has one vote, and the approval of two of the three members is required to approve an action of the investment committee; therefore, under the so-called “rule of three,” no one individual is deemed to have or share beneficial ownership of such shares. The address for these entities is c/o Petrus Trust Company, 3000 Turtle Creek Boulevard, Dallas, Texas 75219.
(14)    Based on a Schedule 13D/A filed with the SEC on March 22, 2022, includes (i) 13,086,119 shares of Class A common stock held by Abdiel Qualified Master Fund, LP (Master Fund) and (ii) 440,902 shares of Class A common stock held by Abdiel Capital, LP (Capital LP). Colin T. Moran serves as managing member of each of Abdiel Capital Management, LLC, the general partner of Master Fund and Capital LP, and Abdiel Capital Partners, LLC, the investment adviser of Master Fund and Capital LP. The address for these entities and Mr. Moran is 90 Park Avenue, 29th Floor, New York, New York 10016.
(15)    Based on a Schedule 13G/A filed with the SEC on February 10, 2022, includes (i) 3,657,422 shares of Class A common stock which may be deemed to be beneficially owned by Morgan Stanley Investment Management Inc., a wholly-owned subsidiary of Morgan Stanley, and (ii) 1,592,182 shares of Class A common stock which may be deemed to be beneficially owned by Morgan Stanley Institutional Fund, Inc. Inception Portfolio. As a parent holding company, Morgan Stanley shares voting and dispositive power with respect to these shares. The address for Morgan Stanley is 1585 Broadway New York, NY 10036; the address for Morgan Stanley Investment Management Inc. is 522 5th Avenue 6th Floor New York, New York 10036 and the address for Morgan Stanley Institutional Fund, Inc. Inception Portfolio is 522 Fifth Avenue, New York, New York 10036.

RELATED PERSON TRANSACTIONS
Since the beginning of our last fiscal year, January 1, 2020, we have not engaged in any transactions that would require disclosure under Item 404(a) of Regulation S-K, and are not aware of any such transactions currently proposed.
Policies and Procedures for Related Person Transactions
We have adopted a formal, written policy regarding related person transactions. This written policy regarding related person transactions provides that a related person transaction is a transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, in which we are a participant and in which a related person has, had or will have a direct or indirect material interest and in which the aggregate amount involved exceeds $10,000. For purposes of this policy, a related person means any of our executive officers and directors (including director nominees), in each case at any time since the beginning of our last fiscal year, or holders of more than 5% of any class of our voting securities and any member of the immediate family of, or person sharing the household with, any of the foregoing persons.
Our audit committee has the primary responsibility for reviewing and approving, ratifying or disapproving related person transactions. In determining whether to approve, ratify or disapprove any such transaction, our audit committee will consider, among other factors, (1) whether the transaction is fair to us and on terms no less favorable than terms generally available to unaffiliated third parties under the same or similar circumstances, (2) the extent of the related person’s interest in the transaction, (3) whether there are business reasons for us to enter into such transaction, (4) whether the transaction would impair the independence of any of our outside directors and (5) whether the transaction would present an improper conflict of interest for any of our directors or executive officers.
The policy grants standing pre-approval of certain transactions, including (1) certain compensation arrangements for our directors or executive officers, (2) transactions with another company at which a related person’s only relationship is as a non-executive employee, director or beneficial owner of less than 10% of that company’s shares, (3) charitable contributions by us to a charitable organization, foundation or university at which a related person’s only relationship is as a non-executive employee or director, provided that the aggregate amount involved does not exceed the greater of $20,000 or 5% of such organization’s total annual receipts, (4) transactions where a related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis and (5) any indemnification or advancement of expenses made pursuant to our organizational documents or any agreement. In addition to our policy, our audit committee charter provides that our audit committee shall review and approve or disapprove any related person transactions.

OTHER MATTERS
Stockholder Proposals or Director Nominations for 2023 Annual Meeting
If a stockholder would like us to consider including a proposal in our proxy statement for our 2023 annual meeting pursuant to Rule 14a-8 of the Exchange Act, then the proposal must be received by our corporate secretary at our principal executive offices on or before December 16, 2022. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:
Cricut, Inc.
Attention: Corporate Secretary
10855 South River Front Parkway
South Jordan, Utah 84095
Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal or nominate a director at an annual meeting, but do not seek to include the proposal or director nominee in our proxy statement. In order to be properly brought before our 2023 annual meeting, the stockholder must provide timely written notice to our corporate secretary, at our principal executive offices, and any such proposal or nomination must constitute a proper matter for stockholder action. The written notice must contain the information specified in our amended and restated bylaws. To be timely, a stockholder’s written notice must be received by our corporate secretary at our principal executive offices:
•no earlier than 8:00 a.m., Mountain Time, on January 26, 2023, and
•no later than 5:00 p.m., Mountain Time, on February 25, 2023.
In the event that we hold our 2023 annual meeting more or less than 25 days after the one-year anniversary of this year’s annual meeting, then such written notice must be received by our corporate secretary at our principal executive offices:
•no earlier than 8:00 a.m., Mountain Time, on the 120th day prior to the day of our 2023 annual meeting, and
•no later than 5:00 p.m., Mountain Time, on the 10th day following the day on which public announcement of the date of the annual meeting is first made by us.
If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, then we are not required to present the proposal for a vote at such annual meeting.
Availability of Bylaws
A copy of our amended and restated bylaws is available on our website at https://investor.cricut.com/corporate-governance/governance-documents.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires that our directors and executive officers, and persons who own more than 10% of our common stock, file reports of ownership and changes in ownership with the SEC. Based on our review of such filings and written representations from certain reporting persons that no Form 5 is required, we believe that during the fiscal year ended December 31, 2021, all directors, executive officers and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them, except that each Section 16 person at the time of our IPO filed their initial Form 3 one day late, and Mr. Blackwell inadvertently filed one Form 4 report for a transaction one day late.

2021 Annual Report
Our financial statements for our fiscal year ended December 31, 2021 are included in our annual report, which we will make available to stockholders at the same time as this proxy statement. Our proxy materials and our annual report are posted on our website at https://investor.cricut.com/financial-information/sec-filings and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report, free of charge, by sending a written request to Cricut, Inc., 10855 South River Front Parkway, South Jordan, Utah 84095, Attention: Investor Relations.
Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.
* * *
The board of directors does not know of any other matters to be presented at the annual meeting. If any additional matters are properly presented at the annual meeting, the persons named in the proxy will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important that your shares be represented at the annual meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote as promptly as possible to ensure your vote is recorded.
THE BOARD OF DIRECTORS
South Jordan, Utah
April 15, 2022

Appendix A

Use of Non-GAAP Financial Measures
EBITDA
We calculate EBITDA as net income adjusted to exclude: interest expense, net; income taxes; and depreciation and amortization expense. Stock-based compensation is included in our EBITDA calculation.
We use EBITDA as a measure of operating performance in our business. We believe this non-GAAP financial measure is useful to investors for period-to-period comparisons of our business and in understanding and evaluating our results of operations for the following reasons:
•EBITDA is widely used by investors and securities analysts to measure a company’s operating performance without regard to items such as depreciation and amortization expense, interest expense and income taxes that can vary substantially from company to company depending upon their financing and the method by which assets were acquired;
•Our management uses EBITDA in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including the preparation of our annual operating budget, as a measure of our core results of operations and the effectiveness of our business strategy and in evaluating our financial performance; and
•EBITDA provides consistency and comparability with our past financial performance, facilitate period-to-period comparisons of our core results of operations and also facilitate comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results.
Our use of EBITDA has limitations as an analytical tool, and you should not consider these measures in isolation or as substitutes for analysis of our financial results as reported under GAAP. Some of these limitations are, or may in the future be, as follows:
•Although depreciation and amortization expense are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•EBITDA does not reflect the portion of software development costs that we capitalize under GAAP, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our investment in new products;
•EBITDA does not reflect: (i) changes in, or cash requirements for, our working capital needs, (ii) interest expense, or the cash requirements necessary to service interest or principal payments on our debt, which reduces cash available to us or (iii) tax payments that may represent a reduction in cash available to us.
Because of these limitations, we believe EBITDA should be considered along with other operating and financial performance measures presented in accordance with GAAP.
Beginning the first quarter ending March 31, 2022, we will be able to provide year-over-year earnings per share comparisons post IPO. Therefore going forward, management will begin focusing on operating income and earnings per share as the key metrics for measuring operating performance and managing the long-term business. Fourth quarter 2021 was the last time we highlight EBITDA as a key metric. Note that operating income is closely aligned with how we have calculated EBITDA.

The following table presents a reconciliation of EBITDA to net income, the most directly comparable financial measure prepared in accordance with GAAP, for the period indicated:

Year Ended December 31, 2021
(in thousands)
Net income	$140,473
Net income margin	10.8%
Adjusted to exclude the following:
Depreciation and amortization expense	$19,109
Interest expense, net	$159
Corporate income tax expense	$51,900
EBITDA	$211,641
Note: EBITDA includes stock-based compensation expense of $38.1 million for the year ended December 31, 2021 and $8.2 million in one-time expenses related to the corporate reorganization associated with the IPO in the year ended December 31, 2021.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. D76213-P68451 Nominees: To be elected for terms expiring in 2023: 01) Ashish Arora 02) Len Blackwell 03) Steven Blasnik 04) Russell Freeman 05) Jason Makler 06) Melissa Reiff 07) Billie Williamson 2. To approve, by non-binding vote, named executive officer compensation. The Board of Directors recommends you vote FOR Proposal 2: 4. To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for fiscal 2022. 3. To recommend, by non-binding vote, the frequency of named executive officer compensation votes. NOTE: The proxy holders will vote, in their discretion, on any other business as may properly come before the annual meeting or any adjournment or postponement thereof. NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. ! ! !1. Election of Directors For All Withhold All For All Except For Against Abstain For Against Abstain ! !! CRICUT, INC. To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR Proposal 4: The Board of Directors recommends you vote FOR 1 YEAR: CRICUT, INC. 10855 SOUTH RIVER FRONT PARKWAY SOUTH JORDAN, UTAH 84095 3 Years1 Year 2 Years Abstain ! !!! ! !! VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 25, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/CRCT2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 25, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D76214-P68451 PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CRICUT, INC. The undersigned hereby appoints Ashish Arora and Don Olsen, and either of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Cricut, Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Cricut, Inc. to be held May 26, 2022, at 10:00 a.m., Mountain Time, or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR 1 YEAR FOR PROPOSAL 3, FOR PROPOSAL 4 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. (Continued and to be marked, dated and signed, on the other side)